UNITED STATES
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2023 Proxy Statement

HECLA MINING COMPANY 2023 ANNUAL MEETING OF SHAREHOLDERS TUESDAY, MAY 23, 2023

MESSAGE FROM YOUR BOARD OF DIRECTORS

Board of Directors From left: Catherine J. Boggs, Charles B. Stanley, Phillips S. Baker, Jr., Alice Wong, George R. Johnson, and Stephen F. Ralbovsky

Our philosophy is to operate mines safely and successfully by promoting a deeply rooted, values based culture, leveraging mining skills developed over the Company’s long history, and applying innovative new practices. Our responsibility is to the safety and health of our people and the communities that we call home, and the environment in which we operate.

Dear Fellow Shareholder:

Hecla has been in business for more than 130 years, and is the oldest precious metals mining company listed on the New York Stock Exchange. We produce more than 40% of the silver in the U.S., making us the largest U.S. silver miner, with significant gold production, as well as zinc and lead production.

As your Board of Directors, we are pleased to report that operationally, financially, and strategically, Hecla had a strong year in 2022 thanks to our dedicated employees. In September 2022, we acquired the Keno Hill property located in Canada’s Yukon Territory. The Keno Hill silver district hosts some of the highest-grade silver deposits in the world, which puts us in a position to be the largest silver producer in Canada in upcoming years. We also have some exploration projects in world-class silver and gold mining districts throughout North America. Our operating mines are located in Alaska (Greens Creek), Idaho (Lucky Friday), Quebec, Canada (Casa Berardi) and in the Yukon Territory, Canada, where we expect that Keno Hill will commence production in the third quarter 2023.

2022 Performance Highlights

•  Completed the acquisition of Alexco Resource Corp., adding nearly 50 million ounces of silver reserves at Keno Hill, which has the highest-grade and largest primary silver reserves in Canada.

•  Produced 14.2 million ounces of silver, our second highest annual production of silver, and 175,807 ounces of gold.

•  Had record silver reserves of 241 million ounces, gold reserves of 2.6 million ounces at December 31, 2022.

•  Record lead production of 49,000 tons and zinc production of 65,000 tons.

•  Achieved record throughput milestones at all three of our operations.

•  Entered into a new credit agreement with less pledged collateral and better overall terms than our previous bank credit agreement.

•  Reported sales of $718.9 million with 67% from our Greens Creek and Lucky Friday mines.

•  Returned $12.9 million, or 14% of cash flow from operations to our shareholders through dividends.

•  Continued our trend of strong safety performance, with an all-injury frequency rate of 1.22 for 2022, and 42% below the U.S. average.

•  Negotiated and signed a six-year agreement with the union at our Lucky Friday Mine.

•  Added seven female leaders and professionals to the 64 we had in 2021.

•  Third highest total shareholder return among our peers in 2022.

Our People

For over 130 years, our people have been our most valuable asset. As of December 31, 2022, we directly employed approximately 1,850 people. The vast majority of our employees are full-time, and approximately 15% are covered by a collective bargaining agreement. Since we are often among the largest private-sector employer in the communities in which we operate, it is important that we fairly compensate our employees. For many decades we have offered competitive wages and among the highest-valued benefits where we operate. In addition to competitive base wages, we offer retirement benefits, health insurance benefits, incentive plans, and paid time off. Our retirement benefits, which include both defined benefit and defined contribution plans for U.S.-based employees, set us apart from many other employers.

Creating greater gender diversity in a predominantly male industry is among the priorities of Hecla in the coming years. Management is working to increase the representation of women, local and Indigenous people (where applicable) and other diverse people throughout our workforce.

Health and Safety

The safety and health of our employees is of paramount importance. We invest in effective ways to operate our mines more safely. Our goal is to achieve world-class safety and health performance by promoting a deeply rooted values based culture of safety, and utilizing technology and innovation to continually improve the safety at our operations. We invest in our people with training and workforce development programs that focus on safety first. All employees receive training that complies with or exceeds applicable safety and health regulations as set by the applicable regulator where each operation is located. As part of our commitment to safety, we track a variety of safety performance indicators, including injuries, near misses, observations, and equipment damages. Company-wide, our all-injury frequency rate dropped by 56% from 2017 to 2022. In 2022, our all-injury frequency rate was 1.22, which equals a prior Company record and is 42% below the U.S. average.

2023 Proxy Statement    i

Message from Your Board of Directors

Approach to Sustainability and Advancing on Environmental, Social and Governance (“ESG”)

Our focus has been on responsible mining practices throughout more than 130 years of operation. At each of our sites, we are committed to responsible mining practices that protect the safety of our workforce, minimize the environmental impact of our operations, and respect the communities where we have operations. We provide large economic and social benefits to rural communities, yet our geographic and environmental footprint is small. We are proud of the way our employees maintain their commitment to responsible mining. In 2022, we received the American Exploration and Mining Association 2022 Environmental and Sustainability Excellence Award for exemplary reclamation activities at our San Sebastian Mine, located in Durango State, Mexico. To develop a pipeline of talent, we partner with local organizations on programs specifically geared toward training students for mining careers. In 2022, our ESG emissions intensity achieved a ranking within the lowest decile among peers in our industry subgroup.

Active Board Refreshment

Since 2016, 67% of the Board of Directors has changed as we have welcomed four new directors, including two women. Last year, we said goodbye to Terry V. Rogers and Ted Crumley, who retired after the 2022 Annual Meeting. With their departure, our average tenure decreased from 12 years to 10 years. Mr. Rogers and Mr. Crumley left us with a wealth of contributions and experience, and we remain committed to recruiting additional independent directors who will expand our Board of Director’s skillsets, perspectives, and capabilities, with the objective of having a Board of Directors with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our business, and a focus on value and sustainability for the benefit of all stakeholders.

Annual Meeting

During 2020 and 2021, we held our annual meetings virtually. In 2022, we took a hybrid (virtual and in-person) approach by having a combined live and virtual meeting, and we plan the same for the 2023 Annual Meeting.

As your Board of Directors, we want to thank you for your continued confidence in Hecla. We appreciate the opportunity to serve Hecla on your behalf as we continue to navigate through these unprecedented times, but with excitement for what the future holds for the largest U.S. silver producer.

Catherine J. Boggs

Board Chair

Stephen F. Ralbovsky

Director

Charles B. Stanley

Director

George R. Johnson

Director

Phillips S. Baker, Jr.

Chief Executive Officer, President and Director

Alice Wong

Director

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2023

2023 Proxy Statement    iii

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Hecla Mining Company:

NOTICE IS HEREBY GIVEN that this year’s Annual Meeting of Shareholders (“Annual Meeting”) of Hecla Mining Company (“we,” “our,” “us,” “Hecla,” or the “Company”) will be held in a hybrid (virtual and in-person) meeting format. The Annual Meeting will be held in-person at the Eric A. Johnston Auditorium at the Northwest Museum of Arts & Culture, located at 2316 W. 1st Avenue, Spokane, Washington, and virtually, via www.virtualshareholdermeeting.com/HL2023, on Tuesday, May 23, 2023, beginning at 10:00 a.m. PDT. During the meeting, shareholders will be asked to:

Proposal 1 –	Elect two Class I Directors

Proposal 2 –	Ratify the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2023

Proposal 3 –	Approve, on an advisory basis, named executive officer compensation

Proposal 4 –	Approve, on an advisory basis, the frequency of our say-on-pay votes for named executive officer compensation

Shareholders will also transact such other business as may be brought properly before the meeting and all adjournments or postponements thereof.

Whether you plan to attend the Annual Meeting, or any postponement or adjournment thereof, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. To participate and vote your shares during the meeting, please see Attending the Virtual Meeting or Attending the Meeting in Person on page 85 for additional information.

The Board of Directors (“Board”) has fixed the close of business on March 24, 2023, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof (“Record Date”). A list of the shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose related to the meeting, between 7:00 a.m. and 4:30 p.m. PDT at Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815, for ten days prior to the meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/HL2023 during the Annual Meeting.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Visit www.proxyvote.com Follow instructions provided on your proxy card or voting instruction form	BY MAIL Sign, date and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice (1-800-690-6903), and follow the recorded instructions	IN PERSON Vote at the meeting by completing a ballot online during the meeting at www.virtualshareholdermeeting.com/HL2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 23, 2023. This Proxy Statement and our 2022 Annual Report are available at www.hecla.com, and at www.proxyvote.com.

We are mailing our “Notice of Internet Availability of Proxy Materials” to shareholders on or about April 11, 2023, which contains instructions on how to access our Proxy Statement and 2022 Annual Report (“Proxy Materials”) online. We are also mailing a full set of our Proxy Materials to shareholders who previously requested paper copies of the materials. Our Proxy Materials can also be viewed on our website at www.hecla.com under “Investors” and then selecting “Shareholder Information,” or at www.proxyvote.com.

By Order of the Board of Directors

Michael B. White

Corporate Secretary

April 11, 2023

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2022 performance, please review our Annual Report and Form 10-K.

Agenda and Voting Recommendations

Proposal 1 Election of Class I Directors Board Vote Recommendation FOR Page 24	Proposal 3 Approve, on an Advisory Basis, Named Executive Officer Compensation Board Vote Recommendation FOR Page 34
Proposal 2 Ratify the Appointment of Independent Auditors Board Vote Recommendation FOR Page 31	Proposal 4 Approve, on an Advisory Basis, the Frequency of our Say-on-Pay Votes for Named Executive Officer Compensation Board Vote Recommendation ONE YEAR Page 81

2022 Performance Highlights

Operational Highlights	Financial Highlights	Strategic

•  Record silver reserves of 241 million ounces and gold reserves of 2.6 million ounces.

•  Produced 14.2 million ounces of silver, Hecla’s second highest annual production of silver, and 175,807 ounces of gold.

•  Increased Lucky Friday Mine silver production by 25% to 4.4 million ounces using the Underhand Closed Bench (“UCB”) mining method.

•  Achieved record mill throughput milestones at three of our operations.

•  The Lucky Friday Mine received the Society for Mining, Metallurgy & Exploration (“SME”) Murray Innovation Award for 2023 for the pioneering of the UCB mining method.

•  Negotiated and signed a six-year agreement with the union at our Lucky Friday Mine.

•  Sales of $718.9 million with 67% from our Greens Creek and Lucky Friday mines.

•  Adjusted EBITDA of $217.5 million, net debt to adjusted EBITDA ratio of 1.9.[1]

•  Strong balance sheet with $104.7 million in cash and cash equivalents with approximately $247 million in available liquidity.

•  Returned $12.9 million, or 14%, of cash flow from operations to our common stock shareholders through dividends.

•  Third best performing stock in our peer group in 2022, based on total shareholder return.

•  Entered into a new credit agreement with less pledged collateral and better overall terms than our previous credit agreement.

• Completed the acquisition of Alexco Resource Corp. (Keno Hill) adding nearly 50 million ounces of silver reserves; possessing the highest grade and largest primary silver reserves in Canada.

[1]	A non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

2023 Proxy Statement    1

Proxy Statement Summary

2022 ESG Highlights

Environmental/Safety	Social	Governance

•  Strong safety performance with an all-injury frequency rate of 1.22, and 42% below the U.S. average.

•  Company-wide, our all-injury frequency rate dropped by 56% from 2017 to 2022.

•  Our San Sebastian Mine received the 2022 Environmental and Sustainability Excellence Award given by the American Exploration & Mining Association.

•  Scope 1 and Scope 2 greenhouse gas emissions reduced 30% from 2019 baseline level to 94,593 tonnes CO2e.

•  In 2022, 86% of our electricity used at our mines was line power. Of that, 72% was generated from renewable sources.

•  Women comprise 11% of Hecla’s workforce, and 20% of our managerial positions.

•  In 2022, Hecla became strategic partners to the Women in Mining (“WIM”) national organization. We support the efforts of WIM to improve gender diversity industry-wide.

•  In 2022, the Hecla Charitable Foundation donated more than $312,950 toward education, youth activities, community programs, and health services activities in communities in which we operate.

•  Hecla has two operations and one exploration project in Canada that have benefit agreements in place with the First Nations – Abitibiwinni at our Casa Berardi Mine in Quebec, the First Nation Na-Cho Nyak Dun at our Keno Hill operation in the Yukon, and the Gitanyow at our Kinskuch property in British Columbia.

•  Four of our six directors joined the Board after 2016, including one in 2021.

•  One director retired in 2021, and two directors retired after the 2022 Annual Meeting, dropping the average Board tenure from 12 years to 10 years.

•  33% of our directors are women.

•  Our Board appointed its first woman Board Chair in 2022.

•  Our Board Chair is independent of our Chief Executive Officer.

•  Directors who receive more “Against” votes than “For” votes must tender their resignation to the Board for consideration.

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SHAREHOLDER ENGAGEMENT

We have long believed that the delivery of long-term value requires regular dialogue with, and accountability to, our shareholders. As a result, our management team participates in numerous investor meetings throughout the year to discuss our business and strategic priorities. Our core shareholder engagement team includes our Senior Vice President – Chief Administrative Officer (“SVP – CAO”), Senior Vice President and Chief Financial Officer (“SVP – CFO”), Vice President – General Counsel, Vice President – Corporate Development & Sustainability, Vice President – Investor Relations and Treasurer, and Assistant Secretary. If requested by a shareholder, our chairpersons of each committee of the Board are available to join any shareholder engagement. These meetings include in-person, telephone, and webcast engagements, as well as investor conferences and can occur in a group or one-on-one settings.

Winter Engagement	Proxy Statement	Year-Round Engagement	Annual Meeting
Solicit and receive feedback from shareholders on governance practices and trends, board composition, executive compensation, sustainability, human capital management and other shareholder priorities.	Hecla engagement team reports to Board and committees to review shareholder feedback and use information gathered from the winter engagement to, when appropriate, enhance disclosures and revise governance practices, executive compensation program, sustainability practices or other programs and policies.	Engage with institutional holders, analysts, and other investors during the year on other topics of interest. In 2022, management conducted approximately 18 presentations for analysts and investors, held approximately 50 one-on-one group meetings with investors, and hosted four quarterly conference calls with investors and analysts allowing for questions and answers with management. In addition, the Company responds to questions from investors and analysts by telephone and email throughout the year.	Receive and publish voting results from annual meeting which help shape our ongoing improvements and developments in governance practices, executive compensation, sustainability, and other shareholder interest areas.

In November 2022, we sought engagement with 33 of our largest shareholders (representing approximately 281.5 million shares) and the two proxy advisory firms. We had three shareholders request a meeting (representing approximately 45 million shares) and seven responded that they did not need to meet. The two proxy advisory firms did not respond to our invitation to engage.

During our 2022 engagement, we discussed:

•	the Board’s continued refreshment with adding four new directors between 2016 to 2021, and our continued search for additional directors;
•	our diversity and inclusion aspirations, as well as employee retention;
•	our sustainability initiatives; and
•	our amended Bylaws that now conform to the new universal proxy rules and clarified that “plurality” voting applies to contested elections.

Say-on-Pay

In 2022, our Say-on-Pay proposal received 98% support of shares voted. During our outreach this year, no shareholders raised any concerns about our executive compensation practices and programs.

2023 Proxy Statement    3

Shareholder Engagement

ESG Matters

Additional topics discussed with shareholders focused on net zero carbon emission levels, and our gap and materiality analysis to reporting frameworks (Sustainability Accounting Standards Board – metals and mining standards, Task Force on Climate-Related Financial Disclosures, and Global Reporting Initiative, as well as our Canadian operations benchmarking against the Towards Sustainability Mining protocols). See Sustainability on page 5.

Corporate Governance

In our 2022 and 2023 shareholder outreach, we discussed changes to our Bylaws reflecting the new universal proxy rules, and board composition. We added two new directors in 2016, one new director in 2017, and one new director in 2021, thereby reducing the average tenure of the Board. We also had two long-term directors retire from the Board in 2022 due to mandatory retirement, thus allowing us the opportunity to further refresh the Board. We are actively seeking additional members to our Board and hope to add one or more directors in the near future.

We also discussed three of our corporate governance features that may have an anti-takeover effect on the Company: (i) the inability of shareholders to call special meetings; (ii) our classified Board structure; and (iii) supermajority voting provisions in our Restated Certificate of Incorporation and Bylaws. In prior years we have proposed amendments to our Restated Certificate of Incorporation and Bylaws to revise these three provisions, but the voting results have never been close to sufficient to implement change. The required vote is 80% of outstanding shares voted in favor of any such change, and we have never obtained higher than 56% of outstanding shares voted in favor. The shareholders we spoke with unanimously told us that due to the repeated failure of proposals to change these provisions at past annual meetings, and the desire to improve the format and readability of our Proxy Statement and the resources involved in printing and mailing a lengthier Proxy Statement, they would not object if we did not include these proposals at our Annual Meeting.

The Board will continue to assess evolving best practices in corporate governance matters, including the subjects of the prior proposals discussed above. In future years, we may again include one or more of these proposals on the agenda for an Annual Meeting. Furthermore, the Board will continue to consider any formal proposals and other feedback that we receive from shareholders. And, we will continue our shareholder outreach efforts so that we can understand and appropriately react to the evolving viewpoints of our shareholders on corporate governance and other matters.

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SUSTAINABILITY

We are committed to meeting the highest standards of environmental stewardship across our operations, respecting human rights in all our business practices, and prioritizing the health, safety and well-being of our workforce and host communities where we operate. We recognize that the long-term success of the Company and sustainable value creation for us are dependent on integrating the ESG performance factors that are most important to our stakeholders and to our business into our business strategies. Thus, we measure our ESG performance against the following benchmarks:

•	the Sustainability Accounting Standards Board (“SASB”) – metals and mining standards;
•	relevant aspects of the Task Force on Climate-Related Financial Disclosures, Global Reporting Initiative; and
•	Mining Association of Canada’s Towards Sustainable Mining protocols.

We have also prioritized the United Nations Foundation Sustainable Development Goals that most directly align with our business, corporate strategy, and material sustainability issues.

On our website at www.hecla.com, you can find Hecla’s ESG reporting and data and view our 2021 Sustainability Report. We expect our 2022 Sustainability Report to be available on our website prior to the Annual Meeting.

Governance is discussed in the next section of this Proxy Statement, so this section primarily focuses on the 2022 highlights around the areas of environment, safety and health, human capital management, and community engagement.

Board Oversight and Management of Sustainability

Primarily, two committees of the Board provide ESG oversight. The Health, Safety, Environmental and Technical Committee of Hecla’s Board is tasked with overseeing ESG risks, strategic plans, and progress on issues that may potentially adversely impact Hecla’s operations, activities, plans, strategies, or reputation. The focus is primarily on internal matters and the technical requirements of ESG matters. The Governance and Social Responsibility Committee (“Governance Committee”) is tasked with reviewing and making recommendations to the Board for ESG matters that focus primarily on policy and external matters. Each committee relies on the activities of the other.

At the executive level, the Senior Vice President and Chief Operating Officer (“SVP – COO”), Vice President – Corporate Development and Sustainability, and SVP – CAO report directly to our Chief Executive Officer (“CEO”) and are responsible for implementing the Company’s ESG programs. At our operations, our Vice Presidents – General Managers, and other employees work toward achieving sustainability goals.

Environment

Our metals, especially silver and zinc, are critical components to green energy technologies and national security. Demand for responsibly sourced metals is growing. As the largest silver producer in the United States, Hecla is proud to supply an essential metal used in critically important markets including renewable energy technology, medical products, and military defense technology. At the same time, we recognize the importance of responsible mining to ensure that we minimize the impacts of our activities on the environment where we live and work. At each of our sites, we have implemented programs to reduce freshwater and energy consumption, reduce our carbon footprint, maintain local water quality backed by rigorous testing and monitoring, and reclaim the land once mining is complete.

We work to minimize the environmental impact of our operations through improvement of our processes. We set reduction targets for greenhouse gas (“GHG”) emissions and energy use capturing and tracking environmental data to benchmark our operations against industry standards to provide accountability and transparency in our progress against our goals.

Sustainability Targets

✓

with the addition of Keno Hill our 30% reduction of combined GHG emissions (Scope 1 and Scope 2) from our 2019 baseline emissions of 135,301 tonnes CO2e by 2030 will have to be changed, but we expect to maintain a net zero (Scope 1 and Scope 2) carbon footprint through the purchase of carbon emission reduction credits;

✓	committed to a 5% reduction in energy intensity in our operations from 2020 baseline levels; and

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Sustainability

✓

continually improve our climate change disclosure by incorporating climate-related risks and opportunities into our risk management and strategic planning processes aligned with the Task Force on Climate-Related Financial Disclosures framework.

Risk Management

Environmental Policies, Management System, and Training

Hecla’s Environmental Policy states our commitment to complying with all applicable federal, state/provincial, and local environmental laws and regulations that govern our facilities and going beyond them when minimal compliance does not meet Hecla’s values. Employees and contractors are also expected to comply with all applicable internal policies, programs, standards, and procedures as outlined in our Code of Conduct, and we conduct structured environmental reviews and audits to assess compliance at least annually.

We utilize our Environmental Management System (“EMS”) to provide consistency in our environmental programs company-wide and promote a culture of environmental awareness, innovation, and accountability across all our operations. The EMS is a 13-element program that promotes continuous improvement around issues including obligation registers, management of change, air quality, water and waste management, energy management, training, and reporting. The EMS program, which is benchmarked against ISO-14001 and complements Canada’s Towards Sustainable Mining program, is reviewed annually through internal audits and third-party reviews.

As part of our environmental management programs, we are committed to ensuring that our employees receive training to raise awareness of environmental issues and our processes to reduce environmental impact. In 2022, employees’ company-wide received more than 3,227 hours, and contractors received 360 hours of environmental training, focusing on job-specific environmental awareness, hazardous material management, spill response, and reporting.

Climate Change and Net Zero Targets

Hecla recognizes that the impacts of climate change may create greater potential risks for our operations, including risks posed by frequent and extreme weather events such as droughts and intense rainfalls. Potential risks to our operations include higher volumes of mine contact water requiring storage and treatment, increased requirements for stormwater diversion and associated water management systems, and reduced availability of freshwater. As part of our enterprise risk management processes, we are committed to incorporating climate-related risks and opportunities into our risk management and strategic planning processes aligned with the Task Force on Climate-Related Financial Disclosures framework.

At least every three years, we conduct structured high-level risk assessments (“HLRAs”) that include climate change considerations and appropriate materiality re-assessments. From these assessments, we develop site-specific management action plans that are assigned to the site management team for resolution. Each key risk identified in the HLRA response action plan is matched with an appropriate performance metric against which progress can be measured. Management and relevant employees meet quarterly with the Health, Safety, Environmental and Technical Committee of our Board to present project updates, including results from HLRAs and progress on material HLRA action plans.

Hecla is committed to reducing our carbon footprint. To demonstrate our commitment, we have set targets for reductions in Scope 1 and Scope 2 GHG emissions. Company-wide, we achieved a 30% reduction in Scope 1 and Scope 2 GHG emissions (94,593 tonnes CO2e) from 2019 (135,301 tonnes CO2e) and have seen the GHG Intensity score (Total Metric Tonnes GHG Emissions / Total Revenues US$M) reduced by 35% since 2019. We achieved a carbon neutral or net zero emissions level in 2022 for our Scope 1 and Scope 2 emissions by purchasing and retiring an equivalent emission tonnage of Certified Emission Reduction credits associated with the Tatay Hydroelectric Project in Cambodia, the Hedcor Sibulan Hydroelectric Power Project in the Philippines, the Luoi Power Project in Vietnam, and a Gas-Steam Combined Cycle Power Plant project in China.

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Sustainability

Environmental Highlights

Climate Change:

•  30% reduction in Scope 1 and Scope 2 emissions from our 2019 baseline levels.

Total Energy Intensity:

•  We continue to reduce our energy intensity, exceeding our multi-year 5% energy intensity reduction goal.

Integrated Environmental Working Groups:

•  Each of our sites has a Tailings, Waste and Water Working Group that considers, among other aspects, climate change-related impacts that could affect site operations which are then integrated into design of mine facility infrastructure.

Renewable Energy:

•  In 2022, 86% of our electricity used at our mines was line power. Of that, 84% was generated from renewable sources.

Awards:

•  Our San Sebastian Mine received the 2022 Environmental and Sustainability Excellence Award for exemplary reclamation activities at the mine site located in Durango State, Mexico. The award was given by the American Exploration & Mining Association (“AEMA”), which recognizes commitment to the highest environmental and sustainability standards.

Safety and Health

Hecla’s commitment to the safety and health of our workforce has been an essential part of our corporate culture for over 130 years, and has enabled us to build the highest reputation for safety with our employees, our communities, and within the industry. We work to operate our mines safely by promoting a deeply rooted, values based culture, leveraging mining expertise developed over the Company’s long history, and innovating new practices that improve safety while increasing productivity. As an example, 2021 saw the development of the Underhand Closed Bench (“UCB”) mining method at the Lucky Friday Mine. The UCB method has improved our ability to manage seismicity at the mine.

Safety and Health Highlights

All-Injury Frequency Rate of 1.22, 42% lower than U.S. National Average, and a 56% decrease between 2017 and 2022:

Zero Fatalities:

•  In 2022, we had zero employee or contractor fatalities.

Safety Awards:

•  Our Fire Creek Mine was awarded the Sentinels of Safety Award from the National Mining Association.

•  Our Nevada Operations were awarded the Certificate of Achievement in Safety from the U.S. Mine Safety and Health Administration.

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Sustainability

Human Capital Management

Hecla’s human capital management is dedicated to investing continuously in the technology, training, systems, and programs that help protect and support our people. We also strive to have our workforce mirror the local demographic diversity, including but not limited to gender, ethnicity, and local Indigenous people (where applicable). As of December 31, 2022, Hecla employed approximately 1,850 people, of which approximately 970 were employed in the United States, 850 in Canada, and 30 in Mexico. The vast majority of Hecla’s employees are full-time, and approximately 15% of our employees are covered by a collective bargaining agreement. Creating greater gender diversity in a predominantly male industry is among the priorities of Hecla in the coming years.

At the executive level, the SVP – CAO reports directly to the CEO and is responsible for implementing the Company’s human capital management program. The position is an executive-level position to reflect the priority we place on utilizing our human capital resources to meet our business strategy. At the local level, each operating site has a human resource professional whose primary role is to manage the Company’s human capital management program at that site.

Human Capital Management Highlights

Gender Diversity:

•  11% of our workforce are women, and women hold 20% of our managerial positions.

Hiring Local:

•  70% of our workforce is local to our operations.

Hiring First Nations:

•  In 2022, approximately 100 First Nations workers worked at Casa Berardi. Hecla encourages its suppliers to hire Indigenous workers and remain committed to providing opportunities to the Abitibiwinni First Nation businesses.

Protecting Human Rights:

•  We conduct business in jurisdictions where human rights laws are respected and promoted, and strive to conduct our business in a manner consistent with the United Nations Universal Declaration of Human Rights and the United Nations Guiding Principles on Business and Human Rights.

Education:

•  We offer a tuition reimbursement program to assist with educational expenses for employees who are interested in furthering their education.

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Sustainability

Community Engagement

Over our 130-year history, Hecla has always been a strong partner in the communities where we operate. Through the continued growth of our responsible mining operations, we provide significant social and economic benefits to our local communities. We are the largest private-sector employer and taxpayer in Juneau, Alaska, near our Greens Creek Mine, in Wallace/Mullan, Idaho, near our Lucky Friday Mine, and in La Sarre, Quebec, near our Casa Berardi Mine. These operations have been part of the community for generations.

We engage with stakeholders at all of our sites during every stage of the mining life cycle to become a community partner and deepen our understanding of local concerns and issues. We communicate information through a variety of methods including community meetings, local and social media, and flyers, with all materials available in the local language with translation provided if necessary. We disclose the results of environmental, economic, and social impact assessments and partner with local stakeholders. We also work with local stakeholders to identify opportunities for the Hecla Charitable Foundation to provide support for community initiatives.

Community Engagement Highlights

Supplier Code of Conduct:

•  The Company has a Supplier Code of Conduct that sets out the minimum standards of conduct expected from all suppliers wishing to do business with, or on behalf of, Hecla and its subsidiaries.

Indigenous Relations:

•  With the purchase of Alexco Resources, Hecla now has two operations and one exploration project in Canada that have benefit agreements in place with the First Nations. This includes the Abitibiwinni at the Casa Berardi Mine in Quebec, the First Nation Na-Cho Nyak Dun at Keno Hill in the Yukon, and the Gitanyow at the Kinskuch property in British Columbia.

Supporting Communities through the Hecla Charitable Foundation:

•  In 2022, the Hecla Charitable Foundation donated more than $312,950 toward education, youth activities, community programs, and health services activities in communities in which we operate.

Engaging with Stakeholders:

•  Our San Sebastian Mine won the American Exploration & Mining Association Environmental and Sustainability Excellence award in 2022.

Building a Skilled Workforce:

•  At our Greens Creek Mine in Alaska, we have partnered with multiple entities to create a skilled local workforce.

•  At Prince William Sound College in Alaska, we have created a Millwright program, including full scholarships.

•  At AVTEC in Alaska, we provided scholarships and internships to Diesel and Electrical Tech students.

•  We continue to use the MAPTS Delta Mine Training Center in Alaska to train employees new to mining.

2023 Proxy Statement    9

CORPORATE GOVERNANCE

We are committed to effective corporate governance that reflects our values and supports our strategic and financial objectives and performance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, Code of Conduct, Whistleblower Policy, and board level committee charters.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available on our website at www.hecla.com by selecting the tab titled “Company” and then selecting the tab titled “Governance and Ethics.” These include:

•	Bylaws
•	Restated Certificate of Incorporation
•	Corporate Governance Guidelines
•	Whistleblower Policy
•	Code of Conduct
•	Code of Ethics: CEO and Senior Financial Officers
•	Supplier Code of Conduct
•	Human Rights Statement
•	Safety and Health Policy
•	Bribery and Anti-Corruption Policy (included in Code of Conduct)
•	Charters of the Audit, Compensation, Governance and Social Responsibility, and Health, Safety, Environmental and Technical Committees of the Board

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Conduct in accordance with the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) corporate governance standards. The Corporate Governance Guidelines were adopted by the Board to ensure the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders.

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our communities and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Conduct to promote the conduct of our business in a consistently legal and ethical manner. Our Code of Conduct covers many topics, including conflicts of interest, confidentiality, fair dealing, proper use of the Company’s assets, and compliance with laws, rules, and regulations. In addition to the Code of Conduct for directors, officers and employees, our CEO, and SVP – CFO are also bound by a separate Code of Ethics.

The Governance Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Conduct, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Conduct. Our employees may submit any concerns regarding apparent violations of the Code of Conduct to their supervisor, our Vice President and General Counsel, the Chair of the Governance Committee, or through our anonymous telephone hotline.

Whistleblower Policy

We have a Whistleblower Policy adopted by our Audit Committee that encourages our employees, suppliers, contractors, shareholders, customers, or other stakeholders (collectively, “stakeholders”) to report to appropriate Company representatives, without fear of retaliation, any information relating to possible fraud or questionable accounting, internal controls, or auditing matters. Stakeholders may confidentially submit any concerns to the Company’s Vice President and General Counsel, or through an anonymous third-party telephone hotline and online reporting system (ConfidenceLine). The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with stakeholders.

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Corporate Governance

In 2022, we received three anonymous reports through our secure online reporting system established as part of our Whistleblower Policy. The reports were all similar in nature and dealt with an alleged “conflict of interest” at one of our operations. One of the reports also alleged a regulatory compliance issue. The Company’s Vice President – General Counsel investigated the reports, including through several employee interviews and reported back to the Governance Committee. His report concluded there was neither evidence of an actual conflict of interest nor of failure to comply with applicable regulations. A response was also sent to the reporting parties through the same secure third-party reporting service.

Communications with the Board

Stakeholders wishing to communicate with our Board Chair or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Board Chair, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and overseen in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stakeholders may communicate with the Board or its members. Please refer to our website at www.hecla.com, selecting the tab titled “Company” and then the tab titled “Governance and Ethics,” for any changes in this process.

Board Leadership Structure

Currently, the positions of CEO and Board Chair are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Board Chair to serve as a sounding board and advisor to the CEO, and to lead the activities of the Board. The Board has also determined that having this structure ensures a greater role for the independent directors in the oversight of the Company, and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

In the future, if the individual elected as Board Chair also were to be the CEO, the independent directors would elect a Lead Independent Director for a one-year term. This would help ensure continued robust independent leadership of the Board.

Currently, our Board Chair oversees meetings of the Board, as well as the executive sessions with independent members of the Board. The Board Chair’s duties include:

•	chairing annual shareholder meetings;
•	overseeing the preparation of agendas for Board meetings;
•	preparing for executive sessions of the Board and providing feedback to the CEO;
•	staying current on developments to determine when it may be appropriate to alert the Board to significant pending developments; and
•	serving as a liaison between independent directors and the CEO with respect to sensitive issues.

Executive sessions of independent directors are included on the agenda for every regularly scheduled Board meeting and were held at each Board meeting in 2022. The executive sessions are chaired by the Board Chair. Our independent directors meet in executive sessions without management present unless the independent directors request their attendance. For the foregoing reasons, we have determined that our leadership structure is appropriate in the context of our specific circumstances.

Board Refreshment

In accordance with our Corporate Governance Guidelines, the Governance Committee reviews annually the composition and size of the Board, recognizing the importance of refreshment to maintain a balance of tenure, diversity, skill sets and experience on our Board. Our Board currently consists of six members, five of whom the Board has affirmatively determined are independent. There are two Class I directors whose terms will expire at the Annual Meeting: Phillips S. Baker, Jr. and George R. Johnson.

Since 2016, we have recruited four new Board members. These four additions to our Board are consistent with our objective to have a Board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our business and a focus on value and sustainability for the benefit of all

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Corporate Governance

stakeholders. With the retirement of two of our directors in 2022, our director recruitment efforts are ongoing and further additions to the Board are anticipated.

Identifying and Evaluating Nominees for Director

Director Selection Process

1	Candidate Recommendations	2	Governance Committee	3	Board of Directors	4	Shareholders
From shareholders, management, directors, and search firms		• Evaluates the Board’s needs and screens and interviews candidates • Reviews qualifications and expertise, tenure, regulatory requirements, and diversity • Recommends nominees to the Board		Discusses, analyzes independence, and selects nominees for election		Vote on nominees at Annual Meeting

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee is responsible for ensuring that the composition of the Board accurately addresses the needs of our business. In the event vacancies are anticipated, or arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders, or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Governance Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for appointment until such time as they stand for election by our shareholders.

While the Governance Committee and our Board prioritize maintaining a board that is comprised of directors with a diverse set of skills, backgrounds, experiences, and perspectives, they also recognize the importance of balancing these qualifications with the overall tenure of directors in their long-term approach to board refreshment. The fresh viewpoints and philosophies newer directors bring, coupled with the valuable experience and institutional knowledge the longer-tenured directors possess, benefits the Board and its overall contribution to the Company and our shareholders.

The Board has appointed four highly qualified directors since 2016 who bring insight to areas such as mining, international business, acquisitions, operations, legal, risk management, geology, engineering, finance, and tax. To supplement our newer directors, our two longer-tenured directors have extensive knowledge of our operations and have the perspective of overseeing our business activities through economic cycles and across differing competitive environments.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Recent additions to the Board provide new perspectives and diversity, while directors who have served for a number of years bring experience, continuity, institutional knowledge, and insight into the Company’s business and industry. Directors with relevant business and leadership experience provide the Board with a useful perspective on business strategy and significant risks, and an understanding of the challenges facing the business. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who (i) continue to satisfy the Governance Committee’s criteria for membership on the Board, (ii) the Governance Committee believes continue to make important contributions to the Board, and (iii) consent to continue their service on the Board. Directors should also be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

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Corporate Governance

The Governance Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole and contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance, and business experience. Our current directors exhibit an effective mix of skills, experience, diversity, and perspective. Summarized below is a description of why each core competency is important for service on Hecla’s Board.

Knowledge, Skills and Experience
Audit Committee Financial Expert				∎

Board Service on Public Companies

We value individuals who understand public company reporting responsibilities and have experience with the issues commonly faced by public companies. Four of our directors have served on boards of other public companies.

	∎	∎	∎		∎

CEO Experience

These skills are important to gain a practical understanding of organizations and drivers of individual growth and development. Five of our directors have had some experience in the administration of a multijurisdictional company. Two of our directors have experience as a chief executive officer.

	∎				∎
Corporate Governance Experience with governance principles and policies. All of our directors have had experience in corporate governance.	∎	∎	∎	∎	∎	∎

Environmental and Social Responsibility

Experience with environmental and social responsibility initiatives, including sustainability, diversity, and inclusion. All of our directors have experience in environmental and social responsibility.

	∎	∎	∎	∎	∎	∎

Finance

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. It is important to have experience in capital markets, corporate finance, accounting, and financial reporting and several of our director’s satisfy the “accounting or related financial management experience” criteria set forth in the NYSE listing standards. Two of the six directors satisfy the “audit committee financial expert” criteria set forth in regulations of the SEC, but only one of those directors sits on the Audit Committee. All of our directors have financial knowledge and are financially literate.

	∎	∎	∎	∎	∎	∎

Geology, Mining and Engineering

It is important that some of our directors have experience in open-pit and underground mines, as well as knowing the science and technology of extracting minerals, exploration, geology, metallurgy, and geotechnical engineering experience. Two of our directors have experience managing mining operations, and experience in geology, mining, and/or engineering.

			∎		∎

Industry Experience

Having experience in our industry or a similar industry contributes to a deeper understanding of our business strategy, operations, key performance indicators and competitive environment. All of our directors have experience in mining or a similar industry.

	∎	∎	∎	∎	∎	∎

Industry Association Participation

Experience in organizations that support companies and employers in the mining industry and protect their rights. All of our directors have chaired an industry organization. All of our directors have a long and highly regarded reputation in the industry.

	∎	∎	∎	∎	∎	∎

International Business

With operations in Mexico and Canada and prospects for further expansion, international experience helps us understand opportunities and challenges. All of our directors have international business experience.

	∎	∎	∎	∎	∎	∎

Senior Leadership

Experience serving as CEO or a senior business executive, as well as direct leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management and leadership development, provides a practical understanding of how organizations like Hecla function. All of our directors have senior business leadership experience.

	∎	∎	∎	∎	∎	∎

Legal and Compliance

Hecla is subject to a broad array of government regulations. Mining is impacted by changes in law or regulation in areas such as safety, environmental and disclosure. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies. All of our directors have formal legal education or experience in government regulations and understand the legal risks and obligations of the Company.

	∎	∎	∎	∎	∎	∎

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Corporate Governance

Knowledge, Skills and Experience
Reputation in the Industry	∎	∎	∎	∎	∎	∎

Risk Management

Considering the Board’s role in risk oversight, we seek directors who can contribute to the identification, assessment and prioritization of risks facing the Company. All of our directors have experience with our business to understand key areas of risk.

	∎	∎	∎	∎	∎	∎

Strategic Planning, Business Development, Business Operations

Experience defining and driving strategic direction and growth and managing the operations of a business or large organization. All of our directors have experience in setting and managing the strategic direction of a business.

	∎	∎	∎	∎	∎	∎

Gender Diversity	Racial/Ethnic Diversity	Independence
33% 2 Females (1 of whom chairs a standing committee, and the other is the Board Chair)	16% 1 racial/ethnic minority	5 of 6 Are independent

Board Refreshment	Average Board Tenure	Industry and Operational Experience
4 New directors added since 2016	10 years	100% Have industry and operational experience

Average Age of Directors
67

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the Governance Committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

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Corporate Governance

Director Qualifications, Evaluation, and Nomination

The Governance Committee believes nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States, any state, or internationally, including investigations for fraud or financial misconduct.

In connection with the director nominees who are up for election at the Annual Meeting, the Governance Committee also considered the nominee’s role in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the development of the strategic plan of the Company; and (iv) working with management to implement the Company’s strategic goals and plans. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. Our Bylaws and Corporate Governance Guidelines provide that a director will not be nominated for re-election after their 75th birthday.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas, including corporate governance, senior leadership, legal, geology, accounting, finance, mining, exploration, and board service. The Governance Committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Majority Voting for Directors and Director Resignation Policy

Our directors are elected by majority vote (plurality in the case of a contested election). Our Corporate Governance Guidelines include a director resignation policy. The policy provides that any director who is not elected by a majority of votes cast shall tender his or her resignation to the Governance Committee. The Governance Committee will recommend to the Board whether to accept or reject the resignation offer, or whether another action should be taken. In determining whether to recommend that the Board accept any resignation offer, the Governance Committee will consider all factors believed relevant by it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Governance Committee and any additional information and factors that the Board finds relevant. If the Board accepts a director’s resignation offer pursuant to this process, the Governance Committee will recommend to the Board and the Board will thereafter determine whether to fill such vacancy or reduce the size of the Board. Any director who tenders their resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to their own resignation offer. If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until their successor is duly elected and qualified, or their earlier resignation or removal.

Diversity

The Company’s Corporate Governance Guidelines provide the Board should include individuals with a diverse range of experiences to give the Board depth and breadth in the mix of skills represented. The Board seeks to include diversity in professional experience, skills, industry background, race/ethnicity, national origin, and gender, as well as the ability of directors (and candidates for director) to devote sufficient time to performing their duties in an effective manner.

Size of the Board of Directors

Our Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. On May 26, 2022, the Board decreased the size of the Board from eight members to six members due to the retirement of two directors.

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Corporate Governance

The retirement of the two directors in 2022 caused an imbalance in the number of directors on the Board’s three classes of directors. The Company’s Bylaws and Restated Certificate of Incorporation provide that the number of directors in each class of directors shall be as nearly equal in number as possible. In order to maintain balance among the classes, Ms. Wong stood for election at last year’s Annual Meeting as a Class III director, together with Charles B. Stanley, each with a term to expire at the 2025 annual meeting of shareholders. Each class of directors now has two members.

Board’s Role in Oversight of Strategy and Risk Management

Our Board is engaged and involved in overseeing our strategy and takes an active role in risk oversight.

•

The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges and monitors the development and management of risks that impact our strategic goals.

•	The Board as a whole is responsible for risk oversight at the Company, with reviews of certain areas conducted by the relevant Board committees that regularly report to the full Board.

•

In its risk oversight role, the Board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing, and mitigating material risks facing the Company, including financial, operational, social, and environmental risks.

The Board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our Board Chair regularly meets with our CEO on a variety of matters, including business strategies, opportunities, key challenges, and risks facing the Company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled Board meetings where they conduct presentations on various matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or other matters. Following consideration of the information presented by management, the Board provides feedback and makes recommendations, as needed, which is designed to help minimize the Company’s risk exposure. To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chair will raise such risks at the next scheduled meeting of the Board, or sooner if merited.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function. The chart below provides an overview of the allocation of risk management responsibilities among the Board committees.

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Corporate Governance

Board of Directors
Responsible for risk oversight at the Company

Board Committees
Assist the Board in fulfilling its oversight responsibilities with respect to certain areas of risk
Each committee regularly reports on these matters to the full Board

Committee	Responsibilities
Audit Committee	• Reviews and discusses with management, our internal auditor and our independent registered public accounting firm, the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. • Oversees the effectiveness of the Company's internal controls over financial reporting, and the Company's compliance with legal and regulatory requirements. • Meets quarterly with internal auditor and independent registered public accounting firm in executive sessions without management present. • Discusses with the independent registered public accounting firm and internal auditor the results of their processes to assess risk in the context of their respective audit engagements.
Compensation Committee	• Assesses the Company's compensation arrangements to determine if they create undesired or unintentional risks of a material nature. • Oversees, in consultation with management, the Company's compliance with regulations governing executive and director compensation. • Approves compensation levels and programs for the executive officers, including the CEO. • Provides oversight of the Company's culture and strategies relating to human capital management.
Governance and Social Responsibility Committee	• Oversees management of risks associated with the Company's environmental and social policies and implementation programs. • Monitors ESG matters, including environmental, climate, health, safety, sustainability, social (including, but not limited to community relations, Indigenous people relations, and diversity and inclusion), and public policy trends, issues guidance, concerns and risks and other corporate responsibility matters. • Monitors governance structure, policies, and processes. • Oversees management of risks associated with the Company's Board leadership structure and corporate governance matters.
Health, Safety, Environmental and Technical Committee	• Oversees operational and other technical risks, reserves, environmental, health and safety compliance, as well as risks relating to public policy initiatives. • Monitors the implementation and effectiveness of health, safety, environmental and sustainability policies, and systems. • Oversees strategy and efforts to protect and improve the quality of the environment, including climate change and sustainability policies and programs. • Monitors efforts to create a culture of continuous improvement related to health, safety, environmental and sustainability practices.

The Charters for each of these committees, can be found at www.hecla.com, and then selecting the tab titled “Company” and then selecting “Governance and Ethics.”

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Corporate Governance

Succession Planning

The Compensation Committee is responsible for overseeing the Company’s succession planning process for our CEO and other key senior executives, and annually reviews the Company’s succession plans for all key senior executives with input from the CEO and SVP – CAO. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational experience, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

Emergency Succession Plan

•

Our Corporate Governance Guidelines provide that in the event of the death, resignation, removal or incapacitation of the President and CEO, the Board Chair will act as the President and CEO until a successor is duly elected.

•	They also provide that in the event of the death, resignation, removal or incapacitation of our Board Chair, the President and CEO will act as Board Chair until a successor is duly elected.
•

In the event of an unexpected executive departure, the emergency succession plan provides for a transfer of responsibilities to an individual who may or may not be permanently appointed to the new role.

•	In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

Long-Term Succession Plan

•	The long-term succession plan is intended to develop a pipeline of qualified talent for key roles.
•

The planning process includes a discussion of internal succession candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The Board gains insight through direct exposure to internal succession candidates from their presentations to the Board, work with individual directors or Board committees, and participation in Board activities.

•	The Company’s short- and long-term business strategy will be considered when evaluating internal succession candidates and their skills.

Committees of the Board and Committee Assignments

The Board has six standing committees: Audit; Compensation; Governance and Social Responsibility; Health, Safety, Environmental and Technical; Executive; and Non-Executive Stock Award. Information regarding these committees is provided below. Except for the Executive Committee and Non-Executive Stock Award Committee, all committees are composed entirely of independent directors. The members of each committee are identified below, along with the number of meetings held in 2022.

Audit Committee

Meetings in 2022: 5

Primary Responsibilities

•  assist the Board in fulfilling its oversight responsibilities;

•  review the integrity of our financial statements;

•  review the independent auditor’s qualifications and independence;

•  review the performance of our internal auditor and the independent auditor;

•  review our compliance with laws and regulations, including disclosure controls and procedures;

•  review financial risks;

•  oversee the performance of the Company’s independent registered public accounting firm and internal auditor;

•  review the qualifications and independence of the Company’s independent registered public accounting firm; and

•  oversee the effectiveness of the Company’s internal control over financial reporting.

See Report of the Audit Committee on page 32 for additional information.

2022 Meeting Attendance: 100%

Current Committee Members

Stephen F. Ralbovsky, Chair ∎

George R. Johnson

Catherine J. Boggs

Alice Wong

∎ = Financial Expert

All members of the Audit Committee are financially literate

No members on the Audit Committee serve on the audit committee of any other public companies

Committee consists of four independent directors

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Corporate Governance

Compensation Committee

Meetings in 2022: 4

Primary Responsibilities

•  discharge the Board’s responsibilities relating to compensation of the Company’s executive officers;

•  approve the design of our compensation program;

•  approve compensation levels and programs for the executive officers, including the CEO;

•  administer the Company’s cash-based and equity- based incentive compensation plans; and

•  administer our stock-based plans.

See The Compensation Committee Process and the Role of Management and Human Resources Department on page 40 for more information.

2022 Meeting Attendance: 100%
Current Committee Members Charles B. Stanley, Chair George R. Johnson Catherine J. Boggs Committee consists of three independent directors

Governance and Social Responsibility Committee

Meetings in 2022: 4

Primary Responsibilities

•  periodically review our Corporate Governance Guidelines, Code of Conduct, and other corporate procedures to ensure compliance with laws and regulations;

•  review any director candidates, including those nominated or recommended by shareholders;

•  identify individuals qualified to become directors consistent with criteria approved by the Board;

•  recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board;

•  review the appropriateness of the size of the Board relative to its various responsibilities;

•  recommend committee assignments and committee chairs for the standing committees for consideration by the Board;

•  recommend policies, programs, practices, metrics, performance indicators and progress concerning ESG matters to the Board; and

•  recommend to the Board any action on ESG and related matters that may be required or considered advisable.

See Sustainability and Corporate Governance on pages 5 and 10 for more information.

2022 Meeting Attendance: 100%
Current Committee Members Alice Wong, Chair Stephen F. Ralbovsky Catherine J. Boggs Committee consists of three independent directors

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Corporate Governance

Health, Safety, Environmental and Technical Committee

Meetings in 2022: 4

Primary Responsibilities

•  review operational and exploration performance;

•  review operational, reserve, and other technical risks;

•  review and monitor health, safety, and environmental policies;

•  review the implementation and effectiveness of compliance systems;

•  review the effectiveness of health, safety and environmental policies, systems, and monitoring processes;

•  review audit results and updates from management with respect to health, safety, and environmental performance;

•  review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company;

•  review the technical activities of the Company; and

•  make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition, or divestiture of mineral properties and/or operations.

2022 Meeting Attendance: 100%
Current Committee Members George R. Johnson, Chair Stephen F. Ralbovsky Charles B. Stanley Alice Wong

Executive Committee

Meetings in 2022: None

Primary Responsibilities

•  empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws and Delaware law, which are specifically reserved to the whole Board.

2022 Meeting Attendance: N/A
Current Committee Members Phillips S. Baker, Jr., Chair Catherine J. Boggs

Non-Executive Stock Award Committee

Meetings in 2022: 1*

Primary Responsibilities

•  empowered with the authority to make awards under the Hecla Mining Company 2010 Stock Incentive Plan to employees of the Company or any of its direct and indirect subsidiaries who are not executive officers of the Company or otherwise subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

2022 Meeting Attendance: N/A
Current Committee Members Phillips S. Baker, Jr., Chair

*	By Unanimous Consent

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Corporate Governance

Board and Committee Independence; Audit Committee Financial Expert

Our Corporate Governance Guidelines provide that the Board will have a majority of directors who meet the criteria for independence as defined in the NYSE rules. Based on information solicited from each director, and upon the advice and recommendation of the Governance Committee, our Board annually determines the independence of each of our directors in connection with the nomination process. Further, in connection with the appointment of any new director to the Board during the year, our Board makes the same determination. In making its recommendation to the Board, the Governance Committee, with assistance from the Company’s Corporate Secretary, evaluates responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between such director, the Company, management, the independent registered public accounting firm, and the internal audit firm. In its review of director independence, the Governance Committee considers the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company, management, the independent registered public accounting firm, and the internal auditor.

Our Board has affirmatively determined that all current directors (other than Mr. Baker) have no material relationship with the Company and are independent according to the NYSE listing standards. The Board has determined that each member of the Audit, Compensation, and Governance Committees has no material relationship with the Company and they each satisfy the independence criteria (including the enhanced qualifications with respect to members of the Audit Committee and Compensation Committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that Mr. Stephen F. Ralbovsky qualifies as an “Audit Committee financial expert,” as such term is defined by the rules of the SEC.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Compensation Committee Procedures

The Compensation Committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and Short-term Incentive Plan and Long-term Incentive Plan criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The Compensation Committee also reviews and approves any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the Company to material risks. In addition, the Compensation Committee annually recommends to the Board the slate of officers for the Company, periodically reviews the functions of our officers, and makes recommendations to the Board concerning those functions.

2022 Board Meetings and Attendance

Directors are expected to make every effort to attend the Annual Meeting, all Board meetings, and the meetings of the committees on which they serve. During 2022, there were seven meetings of the Board. In 2022, each director attended 100% of the Board meetings and the committee meetings in which they are a member. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2022.

Director Orientation and Continuing Education

New directors undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, financial position, key members of management and governance structure. Directors also are encouraged to enroll in director education programs. Directors have contact with leaders throughout the organization and visit our mine sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day operations. These activities collectively help to ensure that new directors become, and existing directors remain, knowledgeable about the most important issues affecting our Company and our business.

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Corporate Governance

Board and Committee Self-Evaluation Process

Our Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Board and each committee of the Board conducts a self-evaluation of its performance and effectiveness. The Governance Committee oversees the annual self-evaluation process on behalf of the Board. Our Board and committee evaluations cover the following topics:

•	Board and committee composition, including skills, background, and experience;
•	review of key areas of focus for the Board and committees, and effectiveness in overseeing those responsibilities;
•	satisfaction of director performance, including that of the Board Chair;
•	Board and committee information needs, and quality of materials presented;
•	areas where the Board should increase its focus;
•	satisfaction with the Board and committee schedules, agendas, time allocated for topics and encouragement of open communication and discussion;
•	access to management, experts, and internal and external resources;
•	oversight of financial reporting process and internal control procedures;
•	ethics and compliance;
•	Company’s strategic direction and annual operating plan;
•	succession planning;
•	selection and evaluation process of Board candidates; and
•	understanding risks.

Evaluation Process

1	Corporate Governance Review	2	Annual Board and Committee Evaluations	3	Summary of Evaluations	4	Board and Committee Review
Our self-evaluation process is conducted on an anonymous basis, using our board portal. We have found by using an anonymous evaluation process, the Board and committee members have a level of comfort in being able to critique the Board and/or the committees.		The Board and each committee conduct annual self-evaluations through the use of electronic questionnaires in the board portal that cover the topics discussed above.		Hecla’s Corporate Secretary uses our board portal to generate a summarized report of our directors’ anonymous responses to the electronic questionnaires and submits the report to the appropriate chair of each committee of the Board for review before the next quarterly Board and/or committee meeting.		Using the summaries of the self-evaluations as guides, our chair of the Governance Committee reviews the results of the Board evaluation, and each committee chair reviews the results of each committee evaluation. The self-evaluations and summaries are shared and discussed with the full Board and each committee. The objective is to allow the Board and each committee to share their perspectives and consider any necessary adjustments in response to the collective feedback from the self-evaluations.

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Corporate Governance

Shareholder Proposals for the 2024 Annual Shareholders’ Meeting

Our Bylaws establish procedures governing the nomination and eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an annual meeting of shareholders. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice must be delivered to our:

Corporate Secretary

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

➢

not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting of shareholders and not later than the close of business on the later of the 90th day prior to such annual meeting of shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice must include the information specified in our Bylaws.

➢

the deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies in support of nominees submitted under the Company’s advance notice Bylaws is March 27, 2024.

➢

the applicable time period for timely shareholder submissions pursuant to the above provisions for the 2024 Annual Meeting of Shareholders is January 24, 2024 (the 120th day preceding the anniversary of the 2023 Annual Meeting) to February 23, 2024 (the 90th day preceding such anniversary).

The Board Chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

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PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

In accordance with our Restated Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at separate times. There are two Class I directors whose terms will expire at the Annual Meeting: Phillips S. Baker, Jr. and George R. Johnson.

The Governance Committee determined that each of Mr. Baker and Mr. Johnson are qualified candidates to stand for election at the Annual Meeting, and the Board designated them for election as directors of the Company, for three-year terms expiring in 2026.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Phillips S. Baker, Jr. and George R. Johnson. If Mr. Baker or Mr. Johnson become unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Governance Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Biographical Information

Set forth below is biographical information for the director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that such nominees should serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in senior leadership and management, legal, geology, accounting, finance, and company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business.

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Proposal 1 — Election of Class I Directors

Current Class I Nominees for Election to the Board – Terms Ending at the 2023 Annual Meeting

If elected, the nominees will serve for a three-year term ending in 2026. The nominees are as follows:

Phillips S. Baker, Jr.
President and Chief Executive Officer
Age: 63 Director since: 2001 Other Directorships: None	Hecla Committees: • Executive (Chair) • Non-Executive Stock Award Committee

Mr. Baker has been our Chief Executive Officer since May 2003 and has served as our President and as a member of the Board of Directors since November 2001. Mr. Baker served as Chairman of the Board for the National Mining Association from October 2017 to October 2020 and has been a Board member since September 2010. He served as a Director of QEP Resources, Inc. from May 2010 to March 2021.

Board Qualification and Skills: Mr. Baker began his career in the mining industry in 1986 and has been an officer or director of many public companies since 1990. He has substantial financial experience gained in his roles of President, Chief Executive Officer, and previously as Chief Financial Officer of the Company. He has served as Hecla’s President for 21 years, and as Chief Executive Officer for 20 years and has 26 years of executive and management experience in the mining industry. In addition to serving on the Board of Hecla, he served on the Board of QEP Resources, Inc., for 10 years, as well as serving as the chair of the audit committee and as a member of the governance committee.

George R. Johnson
Former Senior Vice President of Operations with B2Gold Corporation
Age: 74 Director since: 2016 Other Directorships: B2Gold Corporation	Hecla Committees: • Health, Safety, Environmental and Technical (Chair) • Audit • Compensation

Mr. Johnson served as Senior Vice President of Operations of B2Gold Corporation from August 2009 until his retirement in April 2015. He has served on the Board of Directors of B2Gold Corporation since March 2016.

Board Qualification and Skills: Mr. Johnson has over 45 years of foreign and domestic experience in underground and open pit mine construction and operations management as a mining engineer.

Required Vote

Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 88.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the nominees for election as directors.

The Board recommends that shareholders vote “FOR” the election of Phillips S. Baker, Jr. and George R. Johnson.

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Proposal 1 — Election of Class I Directors

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are appointed or elected.

Continuing Class II Members of the Board – Terms Ending at the 2024 Annual Meeting

Stephen F. Ralbovsky
Founder and Principal of Wolf Sky Consulting LLC
Age: 69 Director since: 2016 Other Directorships: None	Hecla Committees: • Audit (Chair) • Governance and Social Responsibility • Health, Safety, Environmental and Technical

Mr. Ralbovsky has been the Founder and Principal of Wolf Sky Consulting LLC since June 2014. Prior to that, he was a partner with PricewaterhouseCoopers LLP from February 1987 until his retirement in June 2014, where he concentrated his practice on public companies operating in the mining industry. He is a part-time Professor of Practice at the University of Arizona’s James E. Rogers College of Law. Mr. Ralbovsky is also a member of several organizations, including the Association of International Certified Professional Accountants, Arizona Society of CPAs, National Mining Association, and Society for Mining, Metallurgy and Exploration.

Board Qualification and Skills: Mr. Ralbovsky is a CPA and has over 40 years’ experience in taxation, auditing, and accounting, where he was specifically heavily involved in the mining industry with an emphasis in global mining tax and royalty policy. He has held leadership positions, including U.S. Mining Leader, U.S. Mining Tax Leader, Global Mining Tax Leader, and Tax Partner while employed with PricewaterhouseCoopers LLP.

Catherine “Cassie” J. Boggs
Former General Counsel at Resource Capital Funds
Age: 68 Director since: 2017 Board Chair since: 2022 Other Directorships: Capital Limited	Hecla Committees: • Governance and Social Responsibility • Audit • Compensation • Executive

Ms. Boggs served as the General Counsel at Resource Capital Funds from January 2011 until her retirement in February 2019. Since 2019, she has been serving as an Intermittent Expert in mining with the US Department of Commerce’s Commercial Law Development Program. She was a board member of Funzeleo from January 2016 to September 2021, as well as serving as President of the Foundation for Natural Resources and Energy Law (formerly known as the Rocky Mountain Mineral Law Foundation) from July 2012 to July 2013. She briefly served on the board of US Energy Corp. from June 2019 to December 2019. She has also served as a board member of Capital Limited (a global drilling company, listed on the London Stock Exchange) since September 2021, and is an Adjunct Professor at the University of Denver, Sturm College of Law.

Board Qualification and Skills: Ms. Boggs has over 39 years’ experience as an attorney in the mining and natural resources sectors, in both domestic and international mining. She has extensive experience in leadership in the mining industry, having worked for Barrick Gold Company, serving in a variety of leadership roles, including serving as the CEO of Tethyan Copper Company, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold. She also has experience in due diligence, country and political risk assessments, and the structuring and implementation of risk mitigation strategies.

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Proposal 1 — Election of Class I Directors

Continuing Class III Members of the Board – Terms Ending at the 2025 Annual Meeting

Charles B. Stanley
Managing Member of Cutthroat Energy, LLC
Age: 64 Director since: 2007 Other Directorships: None	Hecla Committees: • Compensation (Chair) • Health, Safety, Environmental and Technical

Mr. Stanley has been the Managing Member of Cutthroat Energy, LLC, a private oil, and gas producer, since 2019. Prior to that, Mr. Stanley served as Chief Executive Officer and President of QEP Resources, Inc., from 2010 until his retirement in 2019. He was also Chairman of the Board of QEP Resources, Inc. from May 2012 until his retirement in January 2019.

Board Qualification and Skills: Mr. Stanley has over 40 years’ experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources. He gained his extensive financial experience from a lengthy career with QEP Resources, Inc., and prior companies. In addition to his former position at QEP Resources, Inc., Mr. Stanley served in numerous other senior leadership positions, including Chief Executive Officer and President of QEP Midstream Partners, LP, and Chief Operating Officer of Questar Corporation. He served on the board of QEP Resources, Inc., for eight years and as Chairman of the Board from 2012 until his retirement in 2019. Prior to serving on QEP’s board, Mr. Stanley served on the board of Questar Corporation for eight years and has served on the boards of various oil and gas industry trade organizations.

Alice Wong, ICD.D
Senior Vice President and Chief Corporate Officer Cameco Corporation
Age: 63 Director since: 2021 Other Directorships: SaskEnergy Incorporated	Hecla Committees: • Governance and Social Responsibility (Chair) • Audit • Health, Safety, Environmental and Technical

Ms. Wong has served as Senior Vice President and Chief Corporate Officer of Cameco Corporation since 2011. She was Cameco’s Vice President of Safety, Health, Environment, Quality and Regulatory Relations from 2008 to 2011, and Vice President of Investor, Corporate and Government Relations from 2005 to 2008. She has been a board member of the following organizations: SaskEnergy Incorporated since 2016, Mining Association of Canada since 2016, Canadian Nuclear Association since 2013, and Saskatchewan Mining Association since 2013. In 2021, Ms. Wong was named a Catalyst Honours Champion in recognition of her significant contributions to advancing women and championing inclusion in the workplace and being a role model for inclusive leadership in corporate Canada.

Board Qualification and Skills: Ms. Wong has been with Cameco for more than 35 years in increasingly senior leadership roles and has gained a wealth of experience from her diverse responsibilities. In her current role as Senior Vice President and Chief Corporate Officer, she provides executive oversight for human resources, safety, health, environment, quality, regulatory relations, business technology services, supply chain management, internal audit, and corporate ethics. She obtained her Corporate Directors Designation (ICD.D) from the Institute of Corporate Directors.

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COMPENSATION OF NON-MANAGEMENT DIRECTORS

The Compensation Committee (“committee”) of the Board is responsible for recommending to the independent members of the Board the form and amount of compensation for our non-management directors. The independent members of the Board consider the committee’s recommendation and make the final determination of non-management director compensation.

Compensation for non-management directors is designed to reflect current market trends and developments with respect to compensation of Board members. It consists of a combination of cash retainers and an equity award.

Compensation Consultant and Peer Group Benchmarking

In 2022, the committee did not retain an independent compensation consultant to review director compensation. In 2022, the Company’s human resources department analyzed our non-management director compensation against our peer group. The human resources department recommended changes to the non-management director compensation, other than the Board Chair, based on its analysis as follows: (i) the annual cash retainer be increased from $98,000 to $105,000, (ii) the annual equity award be increased from $120,000 to $125,000, (iii) the cash retainer for chairing a committee (Audit, Compensation, and Health, Safety, Environment and Technical) be increased from $12,000 to $15,000, (iv) the cash retainer for chairing the Governance Committee be increased from $8,000 to $15,000. The changes to the non-management director compensation were made effective July 1, 2022. The human resources department also recommended that the Board Chair’s annual retainer be increased from $120,000 to $180,000, and the equity award increased from $120,000 to $125,000. The committee recommended and the Board approved the changes.

Components of Non-Management Director Compensation

Compensation Element	Current Value

Annual Board Retainer	$105,000

Annual Board Chair Retainer	$180,000

Annual Committee Chair Retainer for:

• Health, Safety, Environmental & Technical Committee	$15,000

• Audit Committee	$15,000

• Compensation Committee	$15,000

• Governance Committee	$15,000

• Executive Committee	$—

• Non-Executive Stock Award Committee	$—

Annual Equity	$125,000

Annual cash retainers are paid in quarterly installments. Other than annual cash retainers and equity, no other attendance fees are paid to the non-management directors.

Equity Compensation

We maintain the Hecla Mining Company Stock Plan for Nonemployee Directors (“Director Stock Plan” or “plan”). The plan is currently scheduled to terminate on May 15, 2027 and is subject to termination by the Board at any time. Pursuant to the plan, before September 30 of each year, each non-management director is credited with a number of shares determined by dividing the annual equity retainer payable to each non-management director for service on the Board for the following year by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year (the “Stock Retainer”). A minimum of 25% of the annual Stock Retainer under the Director Stock Plan is contributed to a grantor trust established by the Company. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the Stock Retainer will be transferred to the non-management director as soon as practicable. Non-management directors joining the Board after September 30 of any year will be credited with a pro rata grant of shares when they join the Board.

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Compensation of Non-Management Directors

The shares held in the grantor trust are subject to the claims of our creditors until delivered under the terms of the Director Stock Plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change in control of the Company (as defined in the Director Stock Plan); or (v) a time elected by the director, except shares must be held in the trust for at least two years prior to delivery. As of December 31, 2022, there were 2,170,959 shares remaining available for issuance under the Director Stock Plan.

The following chart summarizes the annual cash and equity compensation for our non-management directors during 2022.

Non-Management Director Compensation for 2022

Director	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	All Other Compensation(2) ($)		Total ($)

Catherine J. Boggs, Board Chair	143,000		83,367	—		226,367

George R. Johnson	115,000		83,367	7,500		205,867

Stephen F. Ralbovsky	115,000		83,367	—		198,367

Charles B. Stanley	109,000		83,367	—		192,367

Alice Wong	109,000		83,367	—		192,367

Ted Crumley	109,000	(3)	—	90,000	(4)	199,000

Terry V. Rogers	55,000	(3)	—	78,750	(4)	133,750
(1)

The amounts shown in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 12 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The stock awards column represents the aggregate grant date fair value of the stock granted to each non-management director under the Director Stock Plan in 2022 as computed in accordance with ASC Topic 718. For each director, the number of common shares granted was determined by dividing $125,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year ($6.3576) ($125,000 ÷ $6.3576 = 19,662). On June 28, 2022, each non-management director received 19,662 shares of our common stock under the terms of the Director Stock Plan. Based on our closing stock price on the NYSE on the date of grant of June 28, 2022 ($4.24), the grant date fair value for each grant of 19,662 shares was $83,367. (This amount does not reflect the actual amount that may be realized by each director).

(2)	Includes the following:

NEO	Matching Contribution under Charitable Matching Gift Program ($)	Consulting Fee ($)	Total ($)

Crumley	—	90,000	90,000

Johnson	7,500	—	7,500

Rogers	3,750	75,000	78,750
(3)	Messrs. Crumley and Rogers retired from the Board in May 2022. They received no additional non-management director compensation after their retirement date.
(4)

After their retirement from the Board in May 2022, Messrs. Crumley and Rogers each entered into a consulting agreement with the Company to act as independent contractors for the Board. Mr. Crumley’s consulting fee is $180,000, to be paid in equal quarterly installments from July 2022 to May 2023. Mr. Roger’s consulting fee is $150,000, to be paid in equal quarterly installments from July 2022 to May 2023.

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Hecla Charitable Foundation matches contributions made to qualifying nonprofit organizations. Beyond these items, no other compensation was paid to any non-management director.

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Compensation of Non-Management Directors

Non-Management Director Stock Ownership Guidelines

To more closely align the Company’s independent directors’ financial interests with those of our shareholders, in June 2012, the committee and Board adopted stock ownership guidelines for our independent directors. Under these guidelines, each independent director is required to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times their annual cash retainer within five years of their appointment to the Board. In the event an independent director’s cash retainer increases, they will have three years from the date of the increase to acquire any additional shares needed to meet these guidelines.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require a director to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes a director’s holdings to fall below the applicable threshold, the director will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

All non-management directors met the guidelines, except for Ms. Wong, who has until February 2026 to satisfy the requirements of the ownership guidelines.

Additional information regarding shares held by the non-management directors is included in the Security Ownership of Certain Beneficial Owners and Management table on page 82.

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PROPOSAL 2

RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

The Audit Committee is solely responsible for the appointment, compensation, retention, evaluation, and termination, if necessary, of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed BDO USA, LLP (“BDO”) as the independent registered public accounting firm for Hecla for the calendar year ending December 31, 2023. BDO has been retained in that capacity since 2001. The Audit Committee is aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, the Audit Committee:

•	reviews all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;
•	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;
•	conducts regular private meetings separately with each of BDO and our management;
•	interviews and approves the selection of BDO’s new lead engagement partner with each rotation;
•	at least annually, obtains and reviews a report from BDO, describing all relationships between the independent auditor and Hecla; and
•	reviews data relating to audit quality and performance, including the most recent Public Company Accounting Oversight Board (“PCAOB”) reports on BDO and its peer firms.

The members of the Audit Committee believe that the continued retention of BDO to serve as our independent registered public accounting firm is in the best interests of Hecla and our shareholders.

Although ratification is not required, the Board and the Audit Committee are submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm, and as a matter of good governance practice. In the event our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and its shareholders.

Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Required Vote

Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to ratify the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 88.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023.

The Audit Committee and Board recommend shareholders vote “FOR” ratifying the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023.

2023 Proxy Statement    31

Proposal 2 — Ratify the Appointment of BDO USA, LLP as Our Independent Registered Public Accounting Firm for 2023

Pre-Approval Process

The Audit Committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee charter authorizes the Audit Committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services until the next regularly-scheduled meeting of the Audit Committee, provided that in such case, the Chair shall provide a report to the Audit Committee at its next regularly scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority. On a periodic basis, management reports to the Audit Committee the actual spending for projects and services compared to the approved amounts.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the calendar years ended December 31, 2022 and 2021, and fees for other services rendered by BDO during those periods.

	2022	2021

Audit Fees(1)	$1,135,250	$975,800

Audit Related Fees(2)	$98,000	$93,000

Tax Fees	—	—

All Other Fees	—	—

Total	$1,233,250	$1,068,800

(1)

Relates to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and fees related to the review of registration statements and prospectuses filed with the SEC.

(2)	Consists of fees for employee benefit plans financial statement audits.

Report of the Audit Committee

The Audit Committee acts under a written charter. You may obtain a copy of the charter in the “Company” section of www.hecla.com under “Governance and Ethics.”

In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the calendar year ended December 31, 2022; (2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and SEC; (3) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence; and (4) discussed with the Company’s independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence. During 2022, the Audit Committee worked with management, our internal auditor, and our independent auditor to address Sarbanes-Oxley Section 404 internal control requirements. The Audit Committee met five times in 2022.

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations, and contractual obligations. The Audit Committee, together with the Board of Directors, is responsible for oversight of the Company’s management of risks. As part of its responsibilities for oversight of the Company’s management of risks, the Audit Committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

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Proposal 2 — Ratify the Appointment of BDO USA, LLP as Our Independent Registered Public Accounting Firm for 2023

The Audit Committee has discussed with both Hecla’s internal auditor and independent registered public accounting firm the overall scope of the plans for their respective audits. The Audit Committee regularly meets with a representative of the firm hired to serve as Hecla’s internal auditor and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of Hecla’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm. Based on the review and discussion and the representations made by management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements for the calendar year ended December 31, 2022, be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2022, and filed with the SEC.

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates this Audit Committee Report by reference therein.

Respectfully submitted by

The Audit Committee of the

Board of Directors

Stephen F. Ralbovsky, Chair

Catherine J. Boggs

George R. Johnson

Alice Wong

2023 Proxy Statement    33

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

Our Board seeks your vote to approve, on an advisory basis, the compensation paid to our named executive officers (“NEOs”) for 2022 as set forth under the heading Compensation Discussion and Analysis (“CD&A”) on page 36 and in the accompanying compensation tables starting on page 61, and related material. The Board believes that our current executive compensation program is right for the Company and our shareholders. Our executive compensation program is designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company to maintain and increase shareholder value. We seek to provide executive compensation that is competitive with that provided by companies in our peer group within the mining industry. We also seek to provide both short- and long-term financial incentives to our executives that reward them for superior performance, and achieving financial results and strategic objectives that are expected to contribute to increased long-term shareholder value.

Underlying these incentives is a strong philosophy of “pay-for-performance” that forms the foundation of decisions regarding the compensation of our NEOs. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our NEOs with the interests of our shareholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company through market challenges over the long term.

The primary methods we use to align the interests of our NEOs with our shareholders include:

✓	placing a vast majority (80.7%) of the CEO’s total compensation at-risk;
✓	targeting total direct compensation of our NEOs at approximately the 50th percentile of peer compensation;
✓	striking the right balance between short- and long-term results; and
✓

selecting appropriate performance metrics, including market-based measures such as total shareholder return, annual financial and operational goals such as production and EBITDA, and individual performance goals that drive our long-term business strategy.

Some highlights of our 2022 executive compensation program include:

✓	our 2022 Short-term Incentive Plan aligns payments to actual performance on pre-established targets, effectively linking the Company’s financial performance to NEO pay; and
✓

we achieved above threshold, but below target levels for reserves and production under our 2020-2022 Long-term Incentive Plan and fell below threshold for the mine site operating cash flow less capital. However, we achieved a TSR ranking of second against the peer group, which resulted in a 250% multiplier, and the overall LTIP performance was $123.75 per unit.

In 2022, our shareholders voted 98% in favor of our executive compensation program. In considering how to vote on this proposal, we urge you to review the relevant disclosures in this Proxy Statement, particularly the Compensation Discussion and Analysis section, which contains detailed information about our executive compensation program. We have held our “Say-on-Pay” advisory vote annually since 2011, and our Board recommends shareholders continue to vote for Every Year for the frequency of holding our Say-on-Pay vote See Proposal 4 on page 81.

The Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

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Proposal 3 — Approval, on an Advisory Basis, of Our Named Executive Officer Compensation

We are asking shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, described in the CD&A, Summary Compensation Table for 2022, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2023 Annual Shareholders’ Meeting, is hereby APPROVED.”

Required Vote

The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 88.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

The Board recommends that you vote “FOR” approval of the compensation of our NEOs.

2023 Proxy Statement    35

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last calendar year to our CEO, SVP – CFO, and our three other most highly compensated executive officers during 2022, and any additional individuals for whom disclosure would have been provided, but for the fact that the individuals were not serving as executive officers at the end of the last completed calendar year.

Our Compensation Committee (“committee”) strives to design a fair and competitive compensation program for executive officers that will attract, motivate, and retain highly qualified and experienced executives, provide incentives based on our performance and reward performance, with an overall emphasis on maximizing our long-term shareholder value. Our executive compensation program consists of several components, including base salary, short- and long-term performance awards (paid in cash or equity), equity awards, a deferred compensation plan and retirement benefits. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Principal Position

Phillips S. Baker, Jr.	63	President and CEO (“CEO”)

Lauren M. Roberts	57	Sr. Vice President and COO (“SVP – COO”)

Russell D. Lawlar	43	Sr. Vice President and CFO (“SVP – CFO”)

Michael L. Clary	53	Sr. Vice President and Chief Administrative Officer (“SVP – CAO”)

Robert D. Brown	54	Vice President – Corporate Development and Sustainability

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Compensation Discussion and Analysis

Glossary of CD&A Terms
committee	Compensation Committee	NEOs	Named Executive Officers

STIP	Short-term Incentive Plan	2010 Stock Plan	2010 Stock Incentive Plan

LTIP	Long-term Incentive Plan	KEDCP	Key Employee Deferred Compensation Plan

PSUs	Performance-based Units	Retirement Plan	Hecla Mining Company Retirement Plan, a defined benefit retirement plan

RSUs	Restricted Stock Units	SERP	Supplemental Excess Retirement Plan

TSR	Total Shareholder Return	SEC	Securities and Exchange Commission

GAAP	Generally Accepted Accounting Principles in the United States	ESG UCB	Environmental, Social and Governance Underhand Closed Bench mining method

Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act	NYSE	New York Stock Exchange

AISC	All-In Sustaining Cost After By-Product Credits	AIFR	All-Injury Frequency Rate

401(k) Plan	Hecla’s Capital Accumulation Plan, a defined contribution retirement plan	AEMA AgEq	American Exploration & Mining Association Silver Equivalent Ounces

SME	Society for Mining, Metallurgy & Exploration	LTI	Long-term Incentive Components (LTIP, RSUs and PSUs)

Executive Summary

We are the largest primary silver producer in the United States – and the oldest NYSE-listed precious metals mining company in North America. We produce more than 40% of all silver in the United States, and have operating mines in Alaska (Greens Creek), Idaho (Lucky Friday), Quebec, Canada (Casa Berardi), and our recently acquired operation in the Yukon Territory, Canada (Keno Hill), is expected to begin production in the third quarter. We also own several exploration properties and pre-development projects in world-class silver and gold mining districts throughout North America.

Overall, 2022 was a strong year for Hecla. We had strong production and cash flow despite difficulties with a tight labor market, supply chain challenges, and inflation. Strategically, we completed the acquisition of Alexco Resource Corp. and its Keno Hill project, adding nearly 50 million ounces of silver reserves, which are the highest-grade and largest primary silver reserves in Canada.

Operationally, we produced 14.2 million ounces of silver, Hecla’s second highest, and 175,807 ounces of gold. We also had record lead production of 49,000 tons and zinc production of 65,000 tons. The Lucky Friday Mine increased its silver production by 24% to 4.4 million ounces using the UCB mining method. Our AIFR was 1.22, which was 42% below the U.S. average. We finished the year with record silver reserves of 241 million ounces, and gold reserves of 2.6 million ounces.

We had sales of $718.9 million with 67% from our Greens Creek and Lucky Friday mines. Our balance sheet was strong with $104.7 million in cash and cash equivalents and with approximately $247 million in available liquidity. We paid dividends to our shareholders in the amount of $12.9 million, or 14% of cash flow from our operations.

Our ESG performance for the year had notable highlights, including (i) our AIFR was 1.22, which was 42% below the U.S. average; (ii) our San Sebastian Mine received the 2022 Environmental and Sustainability Excellence Award given by AEMA; (iii) our Lucky Friday Mine received the SME Murray Innovation Award for 2023 for pioneering the UCB mining method; and (iv) we negotiated and signed a six-year agreement with the union at our Lucky Friday Mine.

Based on the Company’s strong 2022 performance, the committee determined the STIP corporate performance was 135% of target. Our 2020-2022 LTIP performance was $123.75 per unit out of a targeted value of $90 per unit.

2023 Proxy Statement    37

Compensation Discussion and Analysis

Key Operating and Significant Financial Results

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2022, 2021 and 2020.

	As of and for the Year Ended December 31,
Key Results	2022	2021	2020

Silver (ounces) produced	14,182,987	12,887,240	13,542,957

Gold (ounces) produced	175,807	201,327	208,962

Lead (tons) produced	48,713	43,010	34,127

Zinc (tons) produced	64,748	63,617	63,112

Sales (in millions)	$718.9	$807.5	$691.9

Net (loss) income (in millions)	$(37.3)	$35.1	$(9.5)

Basic (loss) income per common share	$(0.07)	$0.06	$(0.02)

Adjusted EBITDA (in millions)[2]	$217.5	$220.1	$203.3

Cash from operating activities (in millions)	$89.9	$220.3	$180.8

Cash and cash equivalents (in millions)	$104.7	$210.0	$129.8

Our overall operating and financial results are more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 17, 2023. Some of our key achievements during 2022 were as follows:

Operational:

•	record silver reserves of 241 million ounces;
•	gold reserves of 2.6 million ounces;
•	produced 14.2 million ounces of silver, Hecla’s second highest, and 175,807 ounces of gold;
•	record lead production of 49,000 tons and zinc production of 65,000 tons;
•	achieved silver cost guidance with total silver cost of sales of $349.3 million and AISC of $11.25 per silver ounce;
•	increased Lucky Friday Mine silver production by 24% to 4.4 million ounces using the UCB mining method; and
•	achieved record mill throughput milestones at all three operations.

Financial:

•	reported sales of $718.9 million with 67% from our Greens Creek Mine and Lucky Friday Mine;
•	adjusted EBITDA of $217.5 million, net debt to adjusted EBITDA ratio of 1.9[2];
•	loss applicable to common stockholders of $37.9 million or $0.07 per share, and adjusted net income[3] of $27.8 million or $0.05 per share;
•	strong balance sheet with $104.7 million in cash and cash equivalents with approximately $247 million in available liquidity; and
•	dividends of $12.9 million, or 14% of cash flow from operations.

Environmental, Social, Governance:

•	strong safety performance with an AIFR of 1.22, which equals a prior Company record and is 42% below the U.S. Average;
•	the San Sebastian Mine received the 2022 Environmental and Sustainability Excellence Award given by AEMA;
•	the Lucky Friday Mine received the SME Murray Innovation Award for 2023 for pioneering the UCB mining method; and
•	negotiated and signed a six-year agreement with the union at our Lucky Friday Mine.

[2]	Adjusted EBITDA less capital is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.
[3]	Adjusted net income is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

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Compensation Discussion and Analysis

Benchmarking and Competitive Analyses

We have adopted a pay-for-performance philosophy that incentivizes performance by targeting base salaries slightly below the median of our peer group but targeting incentives above the peer median. The total direct compensation of our NEOs is targeted at approximately the 50th percentile. The process of setting targeted compensation includes consideration of a NEO’s skills, experience, knowledge, and reputation in the industry, as well as Company needs.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group includes only two U.S. companies. In addition, we have a corporate office in Vancouver, British Columbia, where one of our NEOs works. The committee reviews and determines the composition of our peer group on an annual basis. In May 2022, the committee removed Equinox Gold, Oceana Gold, Yamana Gold, and Pretium Resources, as these companies were no longer similar to Hecla in total revenue, total assets and/or market capitalization.

In 2022, our peer group was made up of the following 13 companies:

Company	Annual Revenue(1) ($US millions)	Market Cap(1) ($US millions)	Total Assets(1) ($US millions)	Corporate Location

Alamos Gold Inc. (NYSE: AGI)	824	3,014	3,622	Canada

B2Gold Corporation (NYSE: BTG)	1,762	4,151	3,561	Canada

Centerra Gold Inc. (NYSE: CGAU)	900	2,282	2,677	Canada

Coeur Mining Inc. (NYSE: CDE)	833	1,295	1,734	United States

Eldorado Gold Corporation (NYSE: EGO)	941	1,708	4,931	Canada

First Majestic Silver Corp. (NYSE: AG)	584	2,890	2,125	Canada

IAMGOLD Corporation (NYSE: IAG)	876	1,493	3,972	Canada

New Gold Inc. (NYSE: NGD)	746	1,022	2,477	Canada

NOVAGOLD Resources Inc. (NYSE: NG)	—	2,282	199	Canada

Pan American Silver Corporation (Nasdaq: PAAS)	1,633	5,256	3,519	Canada

Royal Gold, Inc. (Nasdaq: RGLD)	654	6,902	2,757	United States

SSR Mining Inc. (Nasdaq: SSRM)	1,474	3,751	5,211	Canada

Torex Gold Resources Inc. (OTC: TORXF)	856	890	1,359	Canada

Median	856	2,282	2,757

Hecla Mining Company (NYSE: HL)	807	2,808	2,729	United States
(1)	In $US millions as of year-end 2021.

The peer group is composed entirely of publicly held companies, most of which are engaged in the business of mining precious metals, with revenue, market capitalization and total assets within a reasonable range of Hecla’s. We believe these peer companies are appropriate because they are in the same industry, compete with us for executive talent, have executives in positions similar to ours, and are considered by the committee to be comparable to Hecla.

During our shareholder outreach discussions, many of our largest shareholders have informed us that, compared to peer groups selected by proxy advisory firms, they consider the peer group chosen by us to be the most relevant and appropriate for compensation and performance benchmarking purposes. The peer group selected last year by Glass Lewis included 10 of our 17 selected peers. The peer group selected by Institutional Shareholder Services (“ISS”) included only two of our 17 selected peers. The rest of the peer group selected by ISS contained U.S.-based companies in the industrial and specialty chemicals, plastics, coatings, nickel and cobalt-based alloys, steel products and other industries – companies and industries whose market fundamentals are materially different from that of the precious metals mining industry. We understand that ISS’s internal policies prohibit its inclusion of Canadian companies (which account for 11 of our peers) and require that Hecla be

2023 Proxy Statement    39

Compensation Discussion and Analysis

compared to companies having only similar revenue instead of similar market capitalization or total assets. We believe that a fair compensation peer group, in terms of both industry profile and size, should not be selected for Hecla without including Canadian mining companies.

The committee reviewed an analysis of executive compensation levels at the 25th, median and 75th percentiles of the peer group for positions comparable to those held by each of our NEOs. The committee also compared the target total cash compensation (base salary plus target STIP) and target total direct compensation (base salary plus target STIP plus the value of LTIP target) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data applicable to each NEO’s position, we generally target each NEO’s total direct compensation at the median level and deliver compensation above or below these levels when warranted by performance. In 2022, total direct compensation for our NEOs was targeted at the approximate median percentile of the peer group.

In 2022, the committee approved a separate peer group to be used specifically with regard to TSR, for purposes of our performance-based equity awards (PSUs), discussed on page 54, which consisted of the following companies/funds:

Alamos Gold Inc. (NYSE: AGI)	Coeur Mining, Inc. (NYSE: CDE)	New Gold Inc. (NYSE: NGD)
B2Gold Corp. (NYSE: BTG)	First Majestic Silver Corp. (NYSE: AG)	Centerra Gold Inc. (NYSE: CGAU)
IAMGOLD Corporation (NYSE: IAG)	Van Eck Gold Miners ETF (ARCX: GDX)	Pan American Silver Corp. (Nasdaq: PAAS)
SSR Mining Inc. (Nasdaq: SSRM)	Van Eck Junior Gold Miners ETF (ARCX: GDXJ)	Eldorado Gold Corporation (NYSE: EGO)
Equinox Gold Corp. (NYSE: EQX)	Oceana Gold Corp. (OTCM: OCANF)	iShares Silver Trust (ARCX: SLV)
Fresnillo PLC (OTC: FNLPF)	Hochschild Mining plc (OTCM: HCHDF)	SPDR Gold Shares (ARCX: GLD)
Torex Gold Resources Inc. (OTC: TORXF)	Fortuna Silver Mines Inc. (NYSE: FSM)

The Compensation Committee Process and the Role of Management and Human Resources Department

Role of the Committee. The committee, consisting entirely of independent members (Stanley, Johnson, and Boggs), has primary responsibility for executive compensation decisions. The committee carries out its responsibilities under a charter approved by the Board. The committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which is decided by the full Board). In 2022, the committee did not receive assistance from an independent executive compensation consultant. The committee assessed the Company’s compensation arrangements to determine if their provisions and operation created undesired or unintentional risks of a material nature. The committee found that our compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole. See Compensation Risk Analysis on page 59.

Role of Human Resources Department. In 2022, the committee determined the Company’s human resources department had the capacity to review and evaluate our executive compensation program and develop comparisons with the programs and NEO compensation levels of our peer companies. In 2022, the human resources department performed the following services:

•

evaluated the competitiveness of the total direct compensation package provided to Hecla’s executive officers; and specifically, compared Hecla’s current executive officer compensation with compensation provided to executives in similar roles at comparable peer group companies listed in the table on page 39;

•

reviewed updated information regarding Hecla’s executive compensation program and the positions to be benchmarked, including organization charts, position descriptions, current total compensation, and other relevant data;

•

reviewed last year’s peer group to determine if the included companies continue to be appropriate and if any additional companies should be considered for inclusion, or removed from the peer group due to a merger, acquisition, etc.;

•

collected and analyzed compensation data from the most recent proxy filings of the peer group and summarized the market pay data and compared Hecla’s executive compensation levels to the peer group proxies;

•	analyzed the year-over-year change in compensation levels for Hecla compared to each market data source;
•	analyzed Hecla’s long-term incentive and equity practices compared to peers;
•	prepared a report to the committee summarizing the methodology used and findings; and
•	assisted the committee in meeting its obligation to issue a Compensation Committee Report recommending inclusion of the CD&A in the Proxy Statement.

In June 2022, Hecla’s human resources department presented its competitive analysis findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short- and long-term

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Compensation Discussion and Analysis

incentives and total target compensation, as well as the mix of compensation among these pay elements. The committee compared this information to the executives’ compensation by similarity of position. The committee also reviewed the Company’s performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with Hecla, current compensation arrangements and long-term potential.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each NEO (other than the CEO). As part of our annual review process, the CEO reviews the performance of the other NEOs and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target STIP awards, stock-based grants, and LTIP unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and SVP – CAO also make recommendations to the committee regarding the Company’s short-term quantitative and qualitative goals, and long-term goals for the NEOs (other than the CEO), as well as recommendations regarding the participation in the Company’s stock-based compensation plans and amendments to the plans, as necessary.

Compensation Philosophy and Objectives

Management and the Board recognize that the mining industry is cyclical, influenced by market factors, and can include wide swings in the prices for precious metals, which are beyond our management’s control, that can significantly influence our profitability and share price. Further, we operate in a competitive and challenging industry, and the supply of mining executives is very limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

We expect top-level performance from our executive management team during downturns in our industry and during periods of Company expansion. Accordingly, the criteria the committee has established for our performance-based awards have sometimes been particularly challenging to achieve. Nevertheless, even in years for which we have incurred a net loss, we have often performed better than most of our industry peers in key respects (e.g., reserves and resources). The committee considers this and other factors in evaluating discretionary awards.

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe our executive compensation program must also be internally consistent and equitable to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. The programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation we link to performance – through the short- and long-term incentive programs, as well as share price performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

•	have compensation that is primarily at-risk and based on strategic objectives and tactical activities; and
•	acquire, retain, and motivate talented executives.

The committee believes a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for achieving both short- and long-term goals, while equity incentives align the interests of our executives with those of our shareholders. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of their overall compensation.

2023 Proxy Statement    41

Compensation Discussion and Analysis

We also maintain (or avoid) the following pay practices we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of shareholders:

We DO Have these Practices

•	our shareholders have the opportunity annually to cast an advisory vote on our executive compensation;
•	incentive award metrics that are generally objective and tied to Company performance;
•	80.7% of the CEO’s and 74.8% of the other NEOs’ pay is at-risk;
•	64% of total compensation for the CEO is performance-based;
•	59.1% of total compensation for the other NEOs is performance-based;
•	we grant PSUs that have value based on our TSR rank within our selected peer group and have no value if the share performance does not achieve the 50th percentile in the peer group;
•	rigorous stock ownership requirements for our executive officers and directors;
•	our change in control agreements contain double trigger payments and upon a change of control there is no excise tax gross up;
•	all of the CEO’s target STIP compensation is tied solely to Company performance;
•	time-based equity awards that generally vest over a three-year period to promote retention;
•	our Insider Trading Policy provides that directors and officers are prohibited from hedging or pledging any securities of the Company;
•	each of the Company’s incentive plans (STIP, LTIP, KEDCP, and 2010 Stock Plan) have clawback provisions;
•

our NEOs, including our CEO, generally must remain employed with the Company through the payment date of their short- and long-term awards, or the awards are forfeited, except in the cases of death, disability, or in some cases retirement;

•

our Insider Trading Policy prohibits all directors, executive officers, and certain other employees from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results, or at any other time during the year while in possession of material non-public information about the Company;

•	compensation programs designed to discourage unnecessary or imprudent risk taking;
•	ongoing engagement with institutional shareholders regarding compensation policies and practices;
•	caps on performance-based cash and equity incentive compensation;
•	annual review and approval of executive compensation strategy; and
•	no strict benchmarking of compensation to a specific percentile of compensation peer group.

We DO NOT Have these Practices

×	repricing of stock options;
×	perquisites;
×	excise tax gross ups; and
×	single-trigger change in control arrangements.

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Compensation Discussion and Analysis

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2022, our executive compensation program consisted of the following elements:

Pay Element	Metrics / Objectives

Base Salary	Objective: Provide a fixed level of cash compensation for performing day-to-day responsibilities. Key Feature: Designed to be at approximately the 50th percentile. Terms: Paid semi-monthly.

Short-Term Incentive Pay (STIP)	Objective: Focus executives on achieving the Company’s short-term goals, and the performance steps necessary to achieve longer-term objectives.

Key Features: The Company’s STIP pool is targeted at a fixed percentage of all salaried employees’ targeted STIPaward, but the actual bonus pool is based on achievement of Company goals. Some goals are quantitative, such as EBITDA, production, and AIFR, while others are qualitative and reflect strategic objectives and tactical activities. Many qualitative goals have quantitative components, such as “improve mill recovery.” Weighting of the corporate performance is targeted at 60% quantitative corporate performance goals, 20% qualitative, and 20% that is determined at the discretion of the committee. Except for the CEO, executive incentive pay is based on a combination of corporate and individual performance.

Terms: Determined by the committee and paid in a single payment following the performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving a STIP award must be employed with the Company at the time of payment, or their award is forfeited, except for a termination due to death or disability.

Long-Term Incentive Pay (LTIP)	Objective: Focus executives on longer-term value creation as determined by the specific targets of the plan.

Key Features: Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as increasing reserves and production, generating cash flow and shareholder returns.

Terms: Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving a LTIP award must be employed with the Company at the time of payment, or their award is forfeited, except in the cases of death, disability, or in some cases retirement. At the time of an employee’s retirement, in order to receive any LTIP award that otherwise becomes payable, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.

2023 Proxy Statement    43

Compensation Discussion and Analysis

Pay Element	Metrics / Objectives

RSUs	Objective: Align management’s interests with those of shareholders and provide incentive for NEOs to remain with the Company for the long term.

Key Features: RSU awards are denominated in currency value and and delivered in shares with a vesting schedule of three years for NEOs.

Terms: RSUs are granted between May and August of each year. If a NEO leaves the Company for any reason, other than death, disability, or in some cases retirement, before the vesting date, they will forfeit their RSUs. Also, if a NEO retires before their RSUs have vested, they must meet certain requirements in order for their RSUs to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested RSUs, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68.

PSUs	Objective: Provide incentive for NEOs to remain with the Company for the long term and to align the NEO’s interests with those of shareholders.

Key Features: PSUs realize more value the higher the TSR ranks within the selected peer group and have no value if the share performance falls below the 50th percentile among the peer group.

Terms: PSUs are granted to the NEOs in the second quarter of each year and are based on a three-year TSR. If a NEO leaves the Company for any reason, other than death, disability, or in some cases retirement, before the vesting date, they will forfeit their PSUs. Also, if a NEO retires before his or her PSUs have vested, he or she must meet certain requirements in order for their PSUs to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested PSUs, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68.

KED CP	Objective: Increased exposure to the Company to the extent deferred compensation is tied to the value of Hecla stock, while also providing a tax deferral opportunity and encouraging financial planning.

Key Features: Allows for the voluntary deferral of base salary, STIP pay, LTIP pay and equity award payouts.

Terms: Employee must make election in the previous year to defer in the coming year.

Benefits	Objective: Attract and retain highly qualified executives.

Key Features: Participation in retirement plans, partial company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.

Terms: Same terms for all U.S.-based executives. Non-U.S. executives receive similar benefits.

Targeted Compensation

Our executive compensation program – composed primarily of base salary, short- and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

2022 Target Compensation Structure

The following table lists total 2022 target compensation for the NEOs.

NEO	Base Salary ($)	STIP Target Award ($)	LTIP Target Award ($)	Equity(1) ($)	Total ($)

Baker	750,000	937,500	900,000	1,300,000	3,887,500

Roberts	420,000	420,000	450,000	500,000	1,790,000

Lawlar	330,000	330,000	315,000	325,000	1,300,000

Clary	300,000	300,000	297,000	300,000	1,197,000

Brown	300,000	210,000	283,500	285,000	1,078,500

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Compensation Discussion and Analysis

(1)	Consists of the target values for RSUs and PSUs as follows:

NEO	RSUs ($)	PSUs ($)	Total Equity Award Value ($)
Baker	650,000	650,000	1,300,000
Roberts	300,000	200,000	500,000
Lawlar	195,000	130,000	325,000
Clary	180,000	120,000	300,000
Brown	170,000	115,000	285,000

(2)	Number of shares awarded is determined by dividing the value of the RSUs and PSUs awarded by the closing price of our common stock on the NYSE on June 21, 2022 ($4.43).

Total Compensation Mix

The mix of compensation for our CEO and other NEOs, which we believe is similar to our peer group, is shown below.

CEO Mix of Target Pay	Other NEO Mix of Target Pay

Overview of our Compensation Decisions and Results for 2022

Summary

In 2022:

•	base salaries of our NEOs were increased an average of 12.1% in response to our peer group analysis;
•

the assessment of our STIP corporate performance was 135% of target with quantitative factors contributing 60% (target of 60%), qualitative factors contributing 35% (target of 20%) and discretionary factors contributing 40% (target of 20%);

•	the 2020-2022 LTIP resulted in a payout to the NEOs of $123.75 per unit; and
•

PSU performance against the peer group achieved above target results, and our TSR ranked 2nd among the 21 peers in our group for the 2020-2022 period. As a result, the PSUs awarded in 2020 were issued to our NEOs. See 2020-2022 PSU Results on page 55 for further information.

Base Salary

Design. The committee targets NEO base salaries at approximately the 50th percentile among Hecla’s peer group. An individual NEO’s base salary may be set above or below this range for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of our CEO (other than for himself). The committee does not use a quantitative formula to determine the base salary levels of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as previously described. Typically, the committee makes annual salary adjustments in the middle of each calendar year, effective for the 12-month period from July 1 to June 30.

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Compensation Discussion and Analysis

Analysis and Decision. In June 2022, the committee reviewed an analysis prepared by the Company’s human resources department. The Committee adjusted each of the NEOs’ compensation to better align their compensation levels to the current peer group medians for 2022.

The following table shows annual base salaries for all NEOs from July 1, 2021 through December 31, 2022:

Base Salary for NEOs July 1, 2021 through December 31, 2022

NEO	7/1/21 thru 6/30/2022 Salary ($)	7/1/2022 thru 12/31/2022 Salary ($)

Baker	700,000	750,000

Roberts	380,000	420,000

Lawlar	265,000	330,000

Clary	265,000	300,000

Brown	264,000	300,000

Incentive Plans

STIP

Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the STIP. In February 2022, the committee reviewed and approved the proposed 2022 STIP goals. In February 2023, the committee reviewed the Company performance, and approved a STIP pool based on the performance.

Target Opportunities. Each NEO has a target STIP award expressed as a percentage of base salary. The target award is determined based on the following: market assessments and the committee’s market positioning policy; the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of each STIP performance period (usually end of March or beginning of April) and can range from 0% to 200% of the target awards, based on the committee’s assessment of the Company’s actual performance and the achievement of an individual NEO’s goals. Having a limit on our STIP awards reduces the likelihood of windfalls to executives and encourages financial discipline. It is also consistent with typical peer group practice.

For 2022, target STIP award opportunities for the NEOs were as follows:

NEO	Target STIP (% of base salary)

Phillips S. Baker, Jr.	125%

Lauren M. Roberts	100%

Russell D. Lawlar	100%

Michael L. Clary	100%

Robert D. Brown	70%

Performance Measures and Components. Our management develops proposed targets and goals for each Company performance measure based on a variety of factors, including historical corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and goals, and then creates a performance-based compensation strategy consistent with shareholder interests. The committee also believes incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

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Compensation Discussion and Analysis

The STIP includes the following components and relative weights:

•	quantitative corporate performance factors (measured from January to December) comprising 60% of the targeted award;
•	qualitative goals (measured from February 2022 to February 2023) comprising 20% of the targeted award; and
•	a discretionary factor (measured from February 2022 to February 2023) as determined by the committee comprising 20% of the targeted award.

Each component can achieve two times the target percentage, with the maximum total payout limited to two times the total target award level (200%).

Quantitative Corporate Performance Factors. For 2022, the quantitative corporate performance factors under the STIP were divided into four factors (including weighting): production (15%), Adjusted EBITDA less mine site capital (20%), Exploration (10%), and ESG (15%).

2022 Production Metrics

2022 Production in Silver Equivalent Ounces (includes all metals)
Production Result		Factor Value

105%	Maximum	30%

100%	Target	15%

<94.7%	Minimum	0%

The production factor converts gold, lead, and zinc to silver equivalent at ratios of 82.5 oz. silver to 1 oz. gold, 22.0 lbs. lead, and 17.0 lbs. of zinc. We exceeded the budgeted production in silver, but fell slightly behind for gold, lead, and zinc. The combined metal production results were approximately 98% of budget. We converted gold, lead, and zinc to equivalent silver ounces at year-end actual prices. In summary, 2022 was a good year for Hecla. We had good production despite underperformance at our Casa Berardi Mine. Production at our Greens Creek Mine was strong, and the Lucky Friday Mine produced more silver ounces than at any time in the past 20 years. Both our Greens Creek Mine and the Lucky Friday Mine achieved record mill throughput in 2022. The 2022 production goals resulted in 98% of the target level, and a factor value of 10.5%.

2022 Adjusted EBITDA Less Capital Metrics

		Factor Value

$180 mm	Maximum	40%

$90 mm	Target	20%
<$60 mm	Minimum	0%

The Adjusted EBITDA less capital goal measures the cash generation of the Company. The Adjusted EBITDA less capital target was $90 million.4 Maximum payout would have been achieved if Adjusted EBITDA less capital was at least $180 million. There would have been no payout if Adjusted EBITDA less capital was less than $60 million. Actual adjusted EBITDA less capital was $65.0 million, which is between minimum and target levels. The Adjusted EBITDA less capital metric resulted in a 3.5% factor value.

Exploration Metrics

The 2022 exploration program was a three-part goal: (1) adding reserves, (2) adding resources to non-operating properties, and (3) drilling new exploration targets. Minimum was set at maintaining both reserves and resources and testing 16 drill targets. Target was set at adding 15M AgEq ounces to reserves, 10M AgEq ounces to resources, and testing 22 drill targets. Maximum was set at adding 45M AgEq ounces to reserves, 30M AgEq ounces to resources, and testing 26 drill targets.

If minimum was met for all three components, then the maximum payout can be earned. The individual component with the highest payout will be used to calculate overall payout. The factor value is targeted at 10% and can go as high as 20%. Failure to achieve threshold results in zero payout.

[4]	Adjusted EBITDA less capital is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

2023 Proxy Statement    47

Compensation Discussion and Analysis

In 2022, we added 41M AgEq ounces to reserves, which achieved between target and maximum; we added 54.5M AgEq ounces to the resources from non-operating properties, which exceeded the maximum threshold, and we tested 26 drill targets which achieves the maximum threshold. As a result, the Exploration goal achieved 20% of target.

Environmental, Social and Governance (“ESG”) Metrics

The final quantitative goals are related to ESG metrics with four components. The first was a safety goal that focused on advancing an 8-year trend of reducing our AIFR. The second was an environmental goal focused on reducing our diesel fuel per silver ounce produced. The third goal was focused on increasing our ESG score, and the final goal related to diversity among our management and professional staff. Each of these four goals was targeted at 3.75% each.

AIFR

The AIFR target was set at a 5% reduction from the three-year trailing average. Hecla’s year end 2021 three-year trailing average was 1.43. Minimum, Target, and Maximum rates were 1.43 (0% reduction), 1.39 (2.5% reduction), and 1.36 (5% reduction), respectively. Hecla’s actual AIFR for 2022 was 1.22%, which was a reduction of 14.6% and resulted in a factor value of 7.5%.

Reduction in AIFR		Factor Value

5%	Maximum	7.5%

2.5%	Target	3.75%
0%	Minimum	0%

Decrease in GHG Emissions Per Revenue Dollar

The purpose of this goal is to improve Hecla’s Scope 1 and 2 Greenhouse Gas (“GHG”) equivalent emissions. The emissions were summarized at year-end 2022 on a GHG emissions intensity (total GHG tonnes*1000/US$ Revenue) basis. The target was set at the lowest quartile GHG intensity score amongst our industry subgroups, while a GHG intensity score in the lowest decile as compared to our industry subgroup would be the maximum payout. Scoring below the median GHG intensity subgroup scoring would result in zero payout. We achieved a ranking within the lowest decile among peers in the industry subgroup. The result is a factor value of 7.5%

Decrease in GHG Emissions		Factor Value

Lowest Decile	Maximum	7.5%

Lowest Quartile	Target	3.75%
Below Median	Minimum	0%

Increase in ESG Scores

The purpose of this goal was to improve the ESG scores as provided by Sustainalytics. The scores were summarized at year-end 2022 and compared to the ESG scores of the Precious Metals Mining Peer Group. Target was set as an improvement in total ESG score by one quartile against our industry subgroup, an increase by two quartiles would be the maximum payout. Failing to climb at least one quartile would result in zero payout. We achieved a one quartile improvement in ESG scores, resulting in a factor value of 3.5%.

ESG Score Improvement		Factor Value

2 Quartile improvement	Maximum	7.5%

1 Quartile improvement	Target	3.75%
No improvement	Minimum	0%

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Compensation Discussion and Analysis

Diversity of Management and Professional Staff

The purpose of this goal is to increase the number of female leaders within our management and professional staff. An increase of 5% was established as target, and an increase of 10% would be the maximum. Minimum was set at no increase and would result in zero payout. In 2022, we added 7 female leaders and professionals to the 64 we had in 2021. This resulted in an increase of 10.9%, and a factor value of 7.5%.

Increase in Diversity		Factor Value

10%	Maximum	7.5%

5%	Target	3.75%
0%	Minimum	0%

Qualitative Corporate Performance Factors. In addition to quantitative corporate performance factors, our STIP has a component that is based on qualitative goals relating not only to Hecla as a whole, but also to each NEO. This component is targeted to account for 20% of the overall potential STIP award but can account for 0% to 40% of the target award.

Qualitative objectives for NEOs are over two hundred initiatives and tasks related to most aspects of Hecla’s business including, but not limited to: (i) safety and health, (ii) environmental, tailings, and permitting, (iii) sustainability, (iv) technical services, (v) operations, (vi) financial/treasury/accounting/tax, (vii) investor relations, (viii) human resources, (ix) information technology, (x) internal affairs, (xi) governmental affairs, (xii) closed operations, (xiii) mine life extension, exploration, and reserve growth, (xiv) corporate development, (xv) legal, and (xvi) board.

We met or exceeded many of the key qualitative goals and made substantial progress towards others in 2022. The committee assessed qualitative performance at 35%. The committee based its assessment on more than two hundred goals and initiatives, and the following are some that were achieved:

•	negotiated and signed a six-year agreement with the United Steelworkers at our Lucky Friday Mine while maintaining a strong working relationship;
•	finalized plan for permit extensions at San Sebastian;
•	held an investor day, highlighting the Lucky Friday Mine’s new UCB mining method;
•	advanced work on the flotation recovery enhancement concept;
•	established effective ore production and modeling reconciliation procedures at the Lucky Friday Mine;
•	published the 2021 Sustainability Report before our 2022 Annual Shareholder Meeting; and
•	acquired Alexco Resource Corp. and the Keno Hill operations in the Yukon.

Discretionary Factors. The final component of our STIP is at the discretion of the committee (based on Company and individual performance) and it is targeted to account for 20% of the total STIP award but can account for 0% to 40% of the target award. For 2022, the committee determined the discretionary factor performance value to be at 40%. The committee based its assessment primarily on the following significant performance results by Hecla in 2022:

•	achieved the second highest TSR among our peers for the 2020-2022 period;
•	successfully refinanced the credit agreement with less security and better overall terms;
•	completed a company-wide Suicide Awareness training campaign;
•	scaled down our Nevada operations, while successfully placing key staff members into vacancies within the organization;
•	recovered $4.2 million in insurance proceeds from insurers;
•	negotiated the elimination of the Keno Hill silver stream;
•	achieved significant progress in ESG reporting;
•	strong say on pay results (98% in favor), and favorable shareholder outreach;
•	consolidated volumes of concentrates from the Greens Creek Mine and Lucky Friday Mine on ships to save on shipping costs;
•	our Greens Creek Mine set new daily, monthly, quarterly, and yearly tonnage records through the mill;
•	our San Sebastian operation was awarded the Mine Environmental and Sustainability Excellence Award;
•	had two Nevada employees selected for individual safety awards by the Nevada Mining Association; and
•	successfully repaired a large landslide and road washouts at our Greens Creek Mine due to inclement weather.

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Compensation Discussion and Analysis

Summary of 2022 STIP Results

Results	Performance Value

Quantitative

Production	10.5%

Adjusted EBITDA less capital	3.5%

Exploration	20.0%

Environmental, Social & Governance	26.0%

• AIFR (7.5%)

• Decrease in GHG Emissions (7.5%)
• Increase in ESG Scores (3.5%)
• Diversity of Management and Professional Staff (7.5%)
Qualitative	35.0%
Discretionary	40.0%
Total Performance Value	135.0%

NEO Year-end 2022 Individual Performance. The STIP qualitative, quantitative, and discretionary factors resulted in a corporate performance that the committee concluded to be 135% of target. NEOs’ performance is based on a combination of corporate performance, individual goals, and the impact they have on shareholder value. The committee believes that our NEOs’ performance goals should support and help achieve the Company’s strategic objectives and be tied to their areas of responsibility. Individual performance goals for each NEO, except the CEO, were proposed by the CEO and reviewed and approved by the committee.

After the end of the year, our CEO reviews each of the other NEO’s progress against their individual performance goals and makes a recommendation to the committee. When making its award determinations, the committee did not assign a specific weighting to any of the individual’s goals, but instead reviewed each NEO’s progress against their individual goals in the aggregate. The following is a summary description of the performance goal results for each of the NEOs for 2022, except our CEO, who is discussed separately on the following page.

Mr. Roberts	Year-end 2022 Performance Results

•  matched best Company AIFR;

•  achieved record mill throughput rates at each operating mine;

•  led an optimization program to position our Lucky Friday Mine for record silver production in 2023; and

•  successfully integrated the Keno Hill Mine into Hecla’s portfolio.

Mr. Lawlar	Year-end 2022 Performance Results

•  refinanced the credit agreement and added new trading counterparties;

•  added new customers for Lucky Friday Mine concentrates;

•  held analyst tour at the Lucky Friday Mine; and

•  structured the Alexco Resource purchase transaction to preserve tax attributes totaling approximately $297 million.

Mr. Clary	Year-end 2022 Performance Results

•  negotiated and signed a six-year labor agreement with the United Steel Workers;

•  created an improved college recruiting program;

•  led a successful human capital integration following the acquisition of Alexco Resources; and

•  streamlined the administrative process for the Hecla Charitable Foundation.

Mr. Brown	Year-end 2022 Performance Results

•  managed the acquisition of Alexco Resources;

•  negotiated the buyout of the silver stream previously encumbering the Keno Hill Mine;

•  instrumental in developing and advancing our ESG program; and

•  successfully led the effort to achieve net zero Scope 1 and Scope 2 CO2e emissions.

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Compensation Discussion and Analysis

CEO Year-end 2022 Performance. Under Mr. Baker’s leadership in 2022, we achieved good production results. Silver production at our Greens Creek Mine was strong, and the Lucky Friday Mine produced more silver ounces than at any time in the past 20 years, while both Greens Creek and the Lucky Friday mines achieved record mill throughput in 2022. Hecla also acquired Alexco Resource in September 2022, putting the Company in a position to be the largest silver producer in Canada in upcoming years. The Company ended the year with a strong balance sheet with over $100 million in cash and added significantly to our reserves, ending the year with the highest silver reserves in the Company’s history. Most importantly, Hecla achieved the third highest TSR among its peers in 2022. The committee awarded Mr. Baker 175% of his targeted STIP award due to his leadership and the overall strong performance of the Company.

The committee evaluated each NEO’s performance in managing his or her functions, the progress he or she made towards his or her individual goals and the Company’s goals as discussed above, and the overall success of the Company in 2022. The NEOs completed various goals during the year, and the overall performance of the Company exceeded expectations during 2022. As a result, the committee determined each of the NEO’s performance under the STIP to be between 127% and 186% of target.

2022 STIP Award Summary

Set forth in the table below is each NEO’s target award and actual award, which was paid in cash.

Name	Base Salary ($)	Base Salary Factor (%)	Target STIP ($)	% to Target(1) (%)		Actual Award(2) ($)

Phillips S. Baker, Jr.	750,000	125	937,500	175		1,640,625

Lauren M. Roberts	420,000	100	420,000	130		546,000

Russell D. Lawlar	330,000	100	330,000	127		419,100

Michael L. Clary	300,000	100	300,000	175		525,000

Robert D. Brown	300,000	70	210,000	186	*	390,000
*	Rounded (actual = Brown, 185.71%)
(1)	The percentages listed for each of the NEOs generally include corporate achievement of goals and individual performance.
(2)	The amount reported in this column was paid in cash to the NEO and is included in the Summary Compensation Table for 2022 on page 61 under Non-Equity Incentive Plan Compensation.

LTIP

We use the LTIP to focus employees on meeting long-term (three-year) corporate performance goals. The LTIP is also designed to attract and retain employees in a highly competitive talent market. The committee considers mining and general industry market practices, as well as the long-term objectives of the Company, when determining the terms and conditions of long-term incentive goals, such as resource additions, production, and cash flow generation.

Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new performance period each year also gives the committee flexibility to adjust for new business conditions, circumstances, or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve growth, production growth, and cash flow) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders. LTIP awards are paid out in the first half of the year following the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, or a combination of both.

Summary of 2020-2022 LTIP. In March 2020, the committee approved the 2020-2022 LTIP, which has a target value of $90 per unit and a maximum potential value of $525 per unit. The 2020-2022 LTIP consists of three performance goals, plus a TSR multiplier. Payout under the LTIP takes place in late March or early April of the year

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Compensation Discussion and Analysis

following the three-year LTIP period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, equity, or a combination of both.

The measured performance goals for the 2020-2022 LTIP were silver-equivalent reserve growth, production growth, and mine site operating cash flow. The committee concluded these goals were important for the following reasons:

•

Silver equivalent reserve growth. Silver-equivalent reserve growth remains a fundamental value creator. We need to replace and add reserves to extend mine lives and grow production. This is critical to the achievement of our long-term success. In the context of this plan, reserves include the silver equivalent of gold but not base metals. Silver equivalent reserve and resource growth included gold converted to silver equivalent at a ratio of one ounce of gold to 87.5 ounces of silver.

•

Production growth. One of the most important components of value creation is demonstrable production growth (includes silver and gold, but not base metals). The gold to silver ratio is set at 87.5. In order to incentivize consistent and sustained production growth, the performance value will be reduced by 10% for any year, within the three-year LTIP period when the production for the current year is lower than the production for the prior year.

•

Mine site operating cash flow less capital. We endeavor to ensure that each operating site generates free cash flow, and this net cash contribution goal reflects that operating philosophy. The silver and gold costs per ounce, production and capital expenditures at each mine site were those contained in our long-range plan for the three-year period. This goal also includes the impact associated with any acquisitions (or dispositions) of operating mine sites.

TSR is a key element of the LTIP because it provides a relative performance metric to our peers. This component of the LTIP is different than the other components in that the TSR serves as a multiplier (either positive or negative). This component insures alignment of the results of the other components with share performance. If our relative TSR performance is in the mid-range (7th – 9th), the multiplier is 100% of the value achieved by the other three components, and thus has no positive or negative affect on the unit value earned. If our relative TSR is in the top 6, the multiplier is positive, and thus would enhance the unit value because the relative TSR was strong. If our relative TSR is in the bottom six, the multiplier is negative. If the relative TSR is in the top three, the TSR multiplier is 250%. Regardless of the unit value earned by the unit value factors, in the event the absolute TSR is negative, the multiplier is limited to no greater than 100% of the value earned by the unit value factors. In order to achieve maximum levels, we must maintain a positive TSR on an absolute basis.

2020-2022 LTIP Targets and Results

Measured Performance Goal	Target Amount	Actual Amount
Silver-equivalent reserve growth (includes only gold)	30 million AgEq	15.7 million AgEq
Production growth	90 million AgEq	91.9 million AgEq
Mine site operating cash flow less capital	$273 million	($16.9) million
TSR	Median	90th percentile

Reserve Growth. Growth in the reserves suffered in 2020 due in part to an adjustment to the cutoff grade at our Greens Creek Mine, as well as the inability to engage in exploration drilling as a result of COVID-19 restrictions. In 2021, reserves increased 40 million AgEq. In 2022 reserves grew 27 million AgEq primarily due to the acquisition of Keno Hill in the third quarter of 2022. Over the three years, we replaced both production (92 million AgEq) and reserves losses and increased our total reserve by 15.7 million AgEq ounces from the beginning reserve. The additional 15.7 million AgEq ounces resulted in a payout of $20.50 per unit.

Production Growth. Production growth was above target during 2020 and 2021, but below target in 2022, resulting in 92 million AgEq or 2% above target for the three-year term of the LTIP. However, because annual production decreased from 2020 to 2021, and from 2021 to 2022, by approximately one million AgEq ounces in each year, the unit value was reduced by 10% in each respective year. The unit value after deducting the annual production decline was $29 per unit.

Cash Flow. Cash flows for each year of the three-year LTIP period were below threshold. The threshold result was primarily due to the fact that we used fixed metals prices and actual expenditures in measuring performance during the LTIP period. Therefore, the plan was harmed by the effects of COVID and inflation but did not recognize the benefits of increased metals prices. The three-year mine site cash flow less capital was ($16.9 million). The payout was $0 per unit.

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Compensation Discussion and Analysis

TSR. Hecla’s relative TSR over the 3-year LTIP period ranked 2nd among the 22 peer companies (inclusive of Hecla) or a 250% multiple. The total unit value of $49.50, multiplied by 250% results in a total unit value of $123.75.

2020-2022 LTIP Award Summary

The following chart shows the number of performance units awarded in 2020 to each NEO, the unit value achieved, the total amount of the award (number of units x $123.75 = total award value), and the amount of cash received.

Name	2020-2022 Performance Units (#)		Unit Value ($)	Total Amount of Award ($)

Phillips S. Baker, Jr.	8,000		123.75	990,000

Lauren M. Roberts	4,000		123.75	495,000

Russell D. Lawlar	2,067	(1)	123.75	255,791

Michael L. Clary	2,050		123.75	253,688

Robert D. Brown	3,000		123.75	371,250
(1)	Mr. Lawlar’s 2020-2022 LTIP units were prorated because he was not promoted to SVP – CFO until March 2021.

Equity

We have no program, plan, or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date, or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Plan, the fair market value of any award is determined by the closing price of our common stock on the NYSE on the date of grant or a fixed, future date specified at the time of grant. In addition, the committee typically makes equity grants to NEOs in the first half of the year.

RSUs

RSUs are granted to the NEOs under the 2010 Stock Plan. RSUs are used to retain our NEOs and align their interests with the long-term interests of our shareholders. The committee awarded RSUs to each NEO in June 2022. The RSUs vest in three equal amounts with vesting dates of June 21, 2023, June 21, 2024, and June 21, 2025. See Grants of Plan-Based Awards for 2022 on page 63.

In December 2014, the committee amended the 2010 Stock Plan and KEDCP so that any RSUs vesting after 2014 would no longer be credited with dividend equivalents. In order to incentivize RSU recipients to continue working for the Company, RSU awards require both an age and years of service trigger in order to qualify for vesting of the RSUs as of the employee’s retirement. The 2010 Stock Plan provides that for purposes of the RSU awards, RSU recipients who retire under the Retirement Plan must be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68, in order to receive their unvested RSUs after retirement. If one of the above requirements is met, the recipients will receive their RSUs on the applicable vesting dates.

2023 Proxy Statement    53

Compensation Discussion and Analysis

In 2022, we granted RSUs to approximately 123 employees under the 2010 Stock Plan, including the NEOs as follows:

NEO	Value of RSUs Units ($)	Number of Shares(1) (#)

Phillips S. Baker, Jr.	650,000	146,726

Lauren M. Roberts	300,000	67,720

Russell D. Lawlar	195,000	44,018

Michael L. Clary	180,000	40,632

Robert D. Brown	170,000	38,374
(1)	Number of shares was determined by dividing the value of the RSUs awarded by the closing price of our common stock on the NYSE on June 21, 2022 ($4.43).

PSUs

We grant PSUs to certain executive officers, including our NEOs. The value of the awards is based on the ranking of the TSR performance of our common stock relative to the TSR performance of the common stock of a group of peer companies over a three-year measurement period. The number of shares to be issued is based on the target value of the awards divided by the share price at grant date. The compensation cost is measured using a Monte Carlo simulation to estimate their value at grant date.

In June 2022, the committee granted PSUs to our NEOs with the target values listed below. The value of these PSUs will be based on the TSR of our common stock for the three-year period from January 1, 2022, through December 31, 2024, based on the percentile rank listed below within a group of peer companies.

NEO	Target Value of PSUs ($)	Number of Shares(1) (#)

Phillips S. Baker, Jr.	650,000	146,726

Lauren M. Roberts	200,000	45,146

Russell D. Lawlar	130,000	29,345

Michael L. Clary	120,000	27,088

Robert D. Brown	115,000	25,959
(1)	Number of shares was determined by dividing the target value of the PSUs by the closing price of our common stock on the NYSE on June 21, 2022 ($4.43).

Company TSR Rank Among Peers	TSR Performance Multiplier

50th percentile	Threshold award at 50% of target

60th percentile	Target award at grant value

100th percentile	Maximum award at 200% of target

If Hecla’s performance is below the 50th percentile, the award is zero. If Hecla’s performance is between the 50th and 100th percentile, the award is prorated. For any award, the number of shares issued at the conclusion of the three-year performance period (December 31, 2024), will be determined by using the share price on the date of original grant (June 21, 2022) of $4.43.

Hecla’s TSR performance versus that of our peer group will be based on a comparison of the average closing share price over the last sixty (60) calendar days prior to January 1, 2022 (the base price) with the average closing share price over the last sixty (60) calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

The industry peer group used for purposes of the 2022-2024 TSR PSUs discussed above is listed on page 39.

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Compensation Discussion and Analysis

2020-2022 PSU Results

In February 2023, the committee certified the results of the PSUs granted in 2020 to our executive officers. These PSUs had a three-year performance period ended December 31, 2022, with vesting and payout based on the Company’s TSR compared to our TSR peer group (consisting of 21 companies) from January 1, 2020 through December 31, 2022. The following table shows the calculation of the PSU results at the end of the three-year performance period on December 31, 2022. During this three-year performance period, Hecla ranked first among the 21 peer group companies based on TSR from 2020 through 2022, which resulted in a payout percentage of 200% of the executives’ targeted PSU award values.

To determine the relative share performance, Hecla’s TSR performance versus that of TSR peer group companies was based on a comparison of the average closing share price over the last sixty (60) calendar days prior to January 1, 2020 (the base price) with the average closing share price over the last sixty (60) calendar days of the three-year performance period (ended December 31, 2022).

The table below details the value of the PSUs based on the estimated outcome as of the date of grant. These values for the 2020 PSUs are reflected in the applicable Grants of Plan-Based Awards for 2020 table from our 2021 Proxy Statement, and the realized value of the common stock received upon settlement of the awards on February 24, 2023.

Executive	Target Number of PSUs Granted in 2020 (#)	Value of Awards Reported as Compensation in Year of Grant (1) ($)	Number of 2020 PSUs Earned (#)	Realized Value of Awards (2) ($)
Baker	132,013	81,848	264,026	1,314,849
Roberts	49,505	30,693	99,010	493,070
Lawlar(3)	—	—	—	—
Clary(3)	—	—	—	—
Brown	34,653	21,485	69,306	345,144

(1)

Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules, and do not reflect the actual economic value that was realized by the NEO at the end of the relevant three-year performance period.

(2)	Reflects the closing price of our common stock on February 24, 2023 ($4.98), the date on which the executive’s received shares underlying their 2020 PSUs.
(3)	Messrs. Lawlar and Clary did not receive any PSUs in 2020.

Other

Nonqualified Deferred Compensation Plan. We maintain the KEDCP, a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our STIP and LTIP, RSUs and PSUs granted under the 2010 Stock Plan. Participants may elect to have their deferred base salary, STIP (cash or common stock) or LTIP (cash or common stock) awards credited to an investment (cash award) or stock account (for stock awards only). Deferred RSUs and PSUs may also be credited to a stock account. The deferral features promote alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participant, death, disability, an unforeseeable emergency, or a change in control, as these events are defined under Section 409A of the Internal Revenue Code. The amounts deferred are unfunded and unsecured obligations of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general obligations. Additional details about the KEDCP are described in the narrative accompanying the Nonqualified Deferred Compensation for 2022 table on page 69.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. As part of that benefits package, most U.S salaried employees, including the U.S. NEOs, are eligible to participate in the Retirement Plan, our 401(k) plan, which includes matching contributions by Hecla of up to 6%, health, vision, dental coverage, and paid time off, including vacations and holidays. Canadian

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Compensation Discussion and Analysis

NEOs are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Other Qualified and Nonqualified Benefit Plans. Under the Final Average Salary Retirement Plan, which is a defined benefit plan, upon normal retirement, participants are eligible to receive a monthly benefit equal to a certain percentage of their final Average Annual Earnings for each year of credited service. Participants in the Cash Balance Retirement Plan are eligible to take a lump sum distribution of their benefits. Additional details about the Retirement Plans are in the narrative accompanying the Pension Benefits table on page 67. Under the SERP, the amount of any benefits not payable under the Retirement Plan because of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act (“ERISA”), and certain reductions of benefits, if any, due to a deferral of salary made under our KEDCP, may be paid out of our general funds, or a rabbi trust, to employees who are adversely affected. The Retirement Plan and SERP define earnings for purposes of the plans to include base salary plus any other cash incentives up until July 1, 2013, after which only base salary plus one-half of STIP compensation is included (no LTIP compensation is included).

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives. The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

Stock Ownership Guidelines for NEOs

We believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the committee and Board established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, and for the other executive officers, two times base salary. These guidelines must be achieved by the later of (i) June 2017 or (ii) five years after the executive officer is hired to such position. Unvested RSUs and shares held directly are considered owned for purposes of the guidelines. If an executive officer becomes subject to a greater ownership amount due to a promotion or an increase in base salary, they must meet the higher ownership requirement within three years.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require an executive to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes an executive’s holdings to fall below the applicable threshold, the executive will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

With the exception of Mr. Lawlar, who was appointed SVP – CFO on March 1, 2021, as of December 31, 2022, all NEOs met the guidelines. In the calculations for our NEOs, we include shares directly held, shares held in their 401(k) account, and unvested RSUs. We do not include unexercised stock options or unvested performance-based shares.

Additional information regarding shares held by our NEOs is included in the Security Ownership of Certain Beneficial Owners and Management table on page 82.

Clawback Policy

In February 2013, the committee adopted a clawback policy with respect to incentive awards to executive officers. The policy provides that in the event of a restatement of our financial results as a result of material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s STIP and LTIP (or any successor plans) based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the period of the restatement. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, as and to the extent it deems appropriate, including with respect to intent

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Compensation Discussion and Analysis

or level of culpability of the relevant individual(s), seek to recover from any executive officer, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

In December 2015, the committee amended each of our incentive plans (STIP, LTIP, KEDCP, and 2010 Stock Plan) to include a clawback provision consistent with the clawback policy described above.

We intend to amend the clawback policy in 2023 to comply with new SEC and NYSE rules.

Insider Trading Policy

Our insider trading policy prohibits all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any Form 10-Q or Form 10-K), or at any other time during the year while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company.

Change in Control Agreements

We have entered into change in control agreements (“CIC Agreements”) with each of our NEOs. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with or without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of calendar year-end, are described in detail in the section titled Potential Payments Upon Termination or Change in Control on page 70.

The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes that these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all these objectives (i) serve our shareholders’ interests, (ii) are an essential component of the executive compensation program and, (iii) are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We consider certain requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”), generally provides that compensation in excess of $1 million paid to the CEO and certain other employees, including NEOs (“covered employees”), of a public company will not be deductible for U.S. federal income tax purposes.

2023 Proxy Statement    57

Compensation Discussion and Analysis

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that would be fully deductible under Code Section 162(m).

The committee will continue to monitor developments and assess alternatives for managing the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our plans are intended to be exempt from, or comply with, Section 409A.

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COMPENSATION RISK ANALYSIS

The committee has engaged in a thorough risk analysis of our compensation plans, programs, policies, and practices for all employees. This includes advice from the Company’s SVP – CAO describing the executive compensation program, and describing risk mitigation characteristics, if any, of the Company’s short- and long-term incentive programs. For the following reasons, the committee believes that the design of our compensation programs, the governance of our programs, and our risk oversight process guard against imprudent risk taking that could have a material adverse effect on the Company.

Compensation Program Design Protections

•

Our base pay programs consist of competitive salaries that provide a fixed level of income on a regular basis. This mitigates incentives on the part of our executives and employees to take unnecessary or imprudent risks.

•

The Board reviews the Company’s strategic plan and long-term financial and operational plans, and approves the capital budget, that serve as the basis for setting short- and long-term incentive goals. Goals are intended to drive shareholder value and are set relative to the approved budget, historical and future expected performance, and a reasonable amount of stretch so they do not encourage imprudent risk taking.

•

Our short-term incentive program provides variable pay opportunities for certain position levels based on achievement of multiple short-term performance goals. Goals are set at reasonable levels and payouts are managed as a percentage of pay.

•	The maximum awards that may be paid to executive officers under the short- and long-term incentive programs are capped, and the committee retains the discretion to reduce payouts under the plans.
•

The largest amount of executive incentive compensation opportunity is generally tied to long-term incentive compensation that emphasizes sustained Company performance over time. This reduces the incentive for executives and other employees to take risks that might increase short-term compensation at the expense of longer-term Company results.

•

Equity awards have multi-year vesting, and RSU awards for executives are counted towards their stock ownership guidelines. This aligns the long-term interests of our NEOs and other executives with those of our shareholders and discourages taking short-term risks at the expense of longer-term performance.

2023 Proxy Statement    59

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the committee are set forth in the Compensation Committee Report. There are no members of the committee who were officers or employees of Hecla or any of our subsidiaries during the calendar year, formerly were officers of Hecla or any of our subsidiaries or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

COMPENSATION COMMITTEE REPORT

The committee has reviewed and discussed the CD&A with Hecla’s CEO and SVP – CAO, and based on its review and discussions, the committee recommended to the Board, and the Board has approved, the CD&A included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted by

The Compensation Committee of the

Board of Directors

Charles B. Stanley, Chair

Catherine J. Boggs

George R. Johnson

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table for 2022

The following compensation tables provide information regarding the compensation of our CEO, SVP – CFO, and three other most highly compensated officers for the calendar year ended December 31, 2022, determined in accordance with SEC rules.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)		All Other Compensation ($)		Total ($)
.Phillips S. Baker, Jr. President and CEO	2022	722,917	1,205,255	(5)	2,630,625	—		21,069	(8)	4,579,866
	2021	664,792	1,370,005		885,500	824,973		19,830		3,765,100
	2020	635,000	937,292		1,970,300	1,628,345		19,571		5,190,508
Lauren M. Roberts(6) Sr. Vice President and COO	2022	398,336	470,849	(5)	1,041,000	133,033		21,069	(8)	2,064,287
	2021	380,000	486,004		418,000	314,706		19,830		1,618,540
	2020	380,000	511,878		829,563	275,046		9,151		2,005,638
Russell D. Lawlar Sr. Vice President and CFO
	2022	294,792	306,052	(5)	674,891	—		20,818	(8)	1,296,553
	2021	245,209	361,398		185,500	39,682		19,270		851,059
Michael L. Clary(9) Sr. Vice President and CAO	2022	281,042	282,509	(5)	778,688	—		20,711	(8)	1,362,950
Robert D. Brown(10) Vice President – Corporate Develop. & Sustainability	2022	282,000	268,235	(5)	761,250	—	(7)	20,415	(8)	1,331,900
	2021	264,000	342,705		237,600	73,393		19,440		937,138
	2020	264,000	363,661		404,280	111,007		19,065		1,162,013
(1)	Salary amounts include base salary both earned and paid in cash during the calendar year listed.
(2)

Represents RSUs awarded, and PSUs granted in each of the calendar years for 2022, 2021 and 2020. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 – Stockholders’ Equity to our calendar year 2021 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 17, 2023 (the “Form 10-K”). RSUs generally vest in three substantially equal annual installments beginning on June 21 of the year following the date of grant. Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. Please see the Grants of Plan-Based Awards for 2022 table on page 63 for more information about the awards granted in 2022. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of a relevant three-year performance period.

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Compensation of Named Executive Officers

(3)

This column represents the performance payments awarded and earned by the NEOs for the calendar years 2022, 2021 and 2020 under our STIP and for the LTIP plan periods 2020-2022, 2019-2021 and 2018-2020. All awards were paid in cash. There was no payout for the 2019-2021 LTIP. The awards for each of the plan years are as follows:

Name	Year	STIP Award ($)	LTIP Plan Period	LTIP Units (#)		Unit Value ($)	LTIP Award ($)	Total STIP and LTIP ($)
Baker	2022	1,640,625	2020-2022	8,000		123.75	990,000	2,630,625
	2021	885,500	2019-2021	10,000		—	—	885,500
	2020	1,206,500	2018-2020	11,400		67.00	763,800	1,970,300
Roberts	2022	546,000	2020-2022	4,000		123.75	495,000	1,041,000
	2021	418,000	2019-2021	3,222	(i)	—	—	418,000
	2020	703,000	2018-2020	1,889	(i)	67.00	126,563	829,563
Lawlar	2022	419,100	2020-2022	2,067	(ii)	123.75	255,791	674,891
	2021	185,500	2019-2021	1,267	(ii)	—	—	185,500
Clary	2022	525,000	2020-2022	2,050		123.75	253,688	778,688
Brown	2022	390,000	2020-2022	3,000		123.75	371,250	761,250
	2021	237,600	2019-2021	3,000		—	—	237,600
	2020	203,280	2018-2020	3,000		67.00	201,000	404,280

(i)	Mr. Robert’s 2018-2020 and 2019-2021 LTIP units were prorated because he joined the Company in August 2019.
(ii)	Mr. Lawlar’s 2019-2021 and 2020-2022 LTIP units were prorated because he was not appointed SVP – CFO until March 2021.

(4)

The amounts in this column for 2022 are changes between December 31, 2021 and December 31, 2022 in the actuarial present value of the accumulated pension benefits. Due to an increase in the discount rate used to value pension plan liabilities, the actuarial present value of these benefits declined in calendar year 2022 compared to 2021, except for Mr. Roberts. The aggregate decline in the present value of the accumulated pension benefit for the participating NEOs during calendar year 2022 was: Mr. Baker, ($1,851,675); Mr. Lawlar, ($39,556); Mr. Clary, ($406,485); and Mr. Brown, ($186,863). Mr. Roberts’ change in the actuarial present value of his accumulated pension benefits is offset due to the increased interest rate being less than the increase in his present value. Per SEC rules, we have shown zeroes in this column of the Summary Compensation Table for each of the NEOs (except for Mr. Roberts) for calendar year-end 2022 rather than negative amounts.

(5)

Includes: (i) RSUs granted to each NEO on June 21, 2022, and (ii) PSUs awarded to each NEO on June 21, 2022. See Grants of Plan-Based Awards for 2022 table on page 63 and PSUs on page 54 for a description of the PSUs.

(6)

Mr. Roberts deferred the amount of $491,400 to the KEDCP in 2022. The amount reported in this table is the total amount of base salary and/or STIP and LTIP cash compensation he received before his deferrals. See Nonqualified Deferred Compensation for 2022 on page 69 for further information.

(7)

As a non-U.S. citizen, Mr. Brown is not a participant in the Retirement Plan, but he does participate in the SERP. In lieu of participation in the Retirement Plan, Mr. Brown is expected to receive a similar supplemental benefit as if he had participated in this plan. See Retirement Plan on page 67 for a description of non-U.S. employee’s retirement benefits.

(8)	Includes the following:

NEO	Matching 401(k) Contribution ($)		Annual Life Insurance Premium ($)		Total ($)
Baker	18,300		2,769		21,069
Roberts	18,300		2,769		21,069
Lawlar	18,300		2,518		20,818
Clary	18,300		2,411		20,711
Brown	18,300	(i)	2,115	(ii)	20,415

(i)

This amount was paid to Mr. Brown in lieu of the 401(k) match. Canadian employees are excluded from participation in the 401(k) Plan. Mr. Brown is paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported by the Bank of Canada from time-to-time.

(ii)	Life insurance premium is paid in Canadian funds.

(9)	Mr. Clary was appointed SVP – CAO in July 2021.
(10)

Mr. Brown receives his compensation in Canadian funds. The amount reported for Mr. Brown is in U.S. dollars based on the applicable exchange rates as reported by the Bank of Canada from time-to-time during this time period.

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Compensation of Named Executive Officers

The following table shows all plan-based awards granted to the NEOs during 2022.

Grants of Plan-Based Awards for 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Phillips S. Baker, Jr.
RSUs(2)	6/21/22							146,726	649,996
PSUs(3)	6/21/22				73,363	146,726	293,452	146,726	555,259
LTIP(4)		—	900,000	5,250,000
STIP(5)		—	937,500	1,875,000
Lauren M. Roberts
RSUs(2)	6/21/22							67,720	300,000
PSUs(3)	6/21/22				22,573	45,146	90,292	45,146	170,849
LTIP(4)		—	450,000	2,625,000
STIP(5)		—	420,000	840,000
Russell D. Lawlar
RSUs(2)	6/21/22							44,018	195,000
PSUs(3)	6/21/22				14,673	29,345	58,690	29,345	111,052
LTIP(4)		—	315,000	1,837,500
STIP(5)		—	330,000	660,000
Michael L. Clary
RSUs(2)	6/21/22							40,632	180,000
PSUs(3)	6/21/22				13,544	27,088	54,176	27,088	102,509
LTIP(4)		—	297,000	1,732,500
STIP(5)		—	300,000	600,000
Robert D. Brown
RSUs(2)	6/21/22							38,374	169,997
PSUs(3)	6/21/22				12,980	25,959	51,918	25,959	98,238
LTIP(4)		—	283,500	1,653,750
STIP(5)		—	210,000	420,000
(1)

The RSU amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 11 – Stockholders’ Equity to our calendar year 2022 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 17, 2023 (the “Form 10-K”). RSUs generally vest in three substantially equal annual installments beginning on June 21 in the year following the date of grant. Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period.

(2)

Represents the number of RSUs granted on June 21, 2022 to the NEOs under the terms of the 2010 Stock Plan. The restrictions generally lapse for one-third of the RSUs on June 21, 2023, June 21, 2024, and June 21, 2025, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of June 21, 2022 ($4.43).

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Compensation of Named Executive Officers

(3)

Represents the number of PSUs granted under the 2010 Stock Plan, having a target value for each NEO of: Mr. Baker, $650,000; Mr. Roberts, $200,000, Mr. Lawlar, $130,000; Mr. Clary, $120,000, and Mr. Brown, $115,000, with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these PSUs) awarded to the NEOs under the 2010 Stock Plan. Determination of the actual number of shares to be received in settlement of these PSUs will be based on the TSR of Hecla common stock for the three-year period from January 1, 2022 through December 31, 2024, based on the following percentile rank within peer group companies:

•	100th percentile rank = maximum award at 200% of target;
•	60th percentile rank = target award at grant value;
•	50th percentile rank = threshold award at 50% of target.

Hecla’s TSR performance versus that of TSR peer group companies will be based on a comparison of the average share price over the last 60 calendar days prior to January 1, 2022 (as the base price) with the average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers.

(4)

Represents the potential value of the payout for each NEO under the 2022-2024 LTIP period if the threshold, target, or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at-risk. The business measurements and performance goals for determining the payout are described in the CD&A starting on page 36. Dollar amounts shown are valued as follows on a per unit basis: Threshold, $0; Target, $90; and Maximum, $525. The number of units awarded to each NEO for the 2022-2024 LTIP period are as follows:

NEO	2022-2024 LTIP Units (#)
Baker	10,000
Roberts	5,000
Lawlar	3,500
Clary	3,300
Brown	3,150

(5)

Represents the potential value of the payout for each NEO under the 2022 STIP described in the CD&A starting on page 36. The total payout to each NEO under the 2022 STIP is described in footnote 3 to the Summary Compensation Table for 2022 on page 61.

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Compensation of Named Executive Officers

The following table provides information on the current holdings of stock awards by the NEOs. This table includes unvested RSUs and unvested PSUs.

Outstanding Equity Awards at Calendar Year-End for 2022

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

Phillips S. Baker, Jr.	233,032	1,295,658
			63,452	(4)	352,793
			146,726	(5)	815,797

Lauren M. Roberts	111,507	619,979
			19,036	(4)	105,840
			45,146	(5)	251,012
Russell D. Lawlar	65,000	361,400
			13,959	(4)	77,612
			29,345	(5)	163,158
Michael L. Clary	77,016	428,209
			13,959	(4)	77,612
			27,088	(5)	150,609
Robert D. Brown	69,511	386,481
			13,325	(4)	74,087
			25,959	(5)	144,332
(1)

The following table shows the dates on which the RSUs in the outstanding equity awards table vest and the corresponding number of shares, subject generally to continued employment through the vest date.

	Number of Unvested Restricted Stock Units
Vesting Date	Baker	Roberts	Lawlar	Clary	Brown

June 21, 2023	114,063	56,843	28,463	42,737	37,160

June 21, 2024	70,060	32,090	21,864	20,735	19,559

June 21, 2025	48,909	22,574	14,673	13,544	12,792

Total	233,032	111,507	65,000	77,016	69,511

(2)	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 30, 2022, which was $5.56.
(3)	The market value of the PSUs is based on the closing market price of our common stock on the NYSE as of December 30, 2022, which was $5.56.
(4)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2021 through December 31, 2023. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the calendar year ended December 31, 2022.

(5)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2022 through December 31, 2024. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the calendar year ended December 31, 2022.

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Compensation of Named Executive Officers

The following table shows the number of stock awards that vested during calendar year 2022 for each of the NEOs, and the value realized on the vesting of stock awards during calendar year 2022.

Stock Vested in 2022

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Phillips S. Baker, Jr.	72,463	(1)	321,011
	44,004	(2)	194,938
	21,151	(3)	93,699
	264,026	(4)	1,314,849

Lauren M. Roberts	37,313	(1)	165,297
	24,752	(2)	109,651
	9,518	(3)	42,165
	99,010	(4)	493,070
Russell D. Lawlar	9,058	(1)	40,127
	6,601	(2)	29,242
	7,192	(3)	31,861
Michael L. Clary	14,492	(1)	64,200
	22,002	(2)	97,469
	7,192	(3)	31,861

Robert D. Brown	27,174	(1)	120,381
	17,602	(2)	77,977
	6,769	(3)	29,987
	69,306	(4)	345,144
(1)

Messrs. Baker, Lawlar, Clary and Brown were granted these RSUs on June 19, 2019. Mr. Roberts was granted his RSUs on August 5, 2019, the date of his appointment as SVP – COO. On June 21, 2022, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The value realized was based on the closing sales price of our common stock on the NYSE on June 21, 2022, which was $4.43.

(2)

The NEOs were granted these RSUs on June 22, 2020. On July 21, 2022, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The value realized was based on the closing sales price of our common stock on the NYSE on June 21, 2022, which was $4.43.

(3)

The NEOs were granted these RSUs on June 21, 2021. On June 21, 2022, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The value realized was based on the closing sales price of our common stock on the NYSE on June 21, 2022, which was $4.43.

(4)

For Messrs. Baker, Roberts, and Brown, reflects the PSUs earned for the 2020-2022 performance period that ended on December 31, 2022, because performance targets were met. Messrs. Lawlar and Clary were not awarded PSUs for the 2020-2022 performance period. The value shown as realized on vesting is based on the closing price of our common stock on the NYSE on February 24, 2023 ($4.98), which was the date on which the executive’s received the shares underlying their PSUs. See 2020-2022 PSU Results on page 55 for further information.

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OTHER BENEFITS

Pension Benefits

The following table shows pension information under the Retirement Plan and the SERP for the NEOs as of December 31, 2022. The terms and conditions for participation in, and payments from, these plans are described below. The actuarial present value of the accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions in Note 6 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Calendar Year ($)

Phillips S. Baker, Jr.	Retirement Plan	21	1,084,117		—
	SERP		8,360,461		—

Lauren M. Roberts	Retirement Plan	11	251,662		—
	SERP		554,955		—

Russell D. Lawlar	Retirement Plan	12	123,229		—
	SERP		6,067		—

Michael L. Clary	Retirement Plan	28	682,827		—
	SERP		162,526		—

Robert D. Brown	Retirement Plan		N/A		N/A
	SERP	5	274,584	(1)	—
(1)	As a non-U.S. citizen, Mr. Brown is not a participant in the Retirement Plan; however, he does participate in the SERP, which is shown in Canadian dollars.

Retirement Plan

Our NEOs, except for those who are not U.S. citizens, participate in the Retirement Plan, which is a defined benefit plan. Canadian NEOs participate in Canada’s public retirement income system, which includes the following components: (i) the Canada (or Quebec) Pension Plan, which is a contributory, earnings-related social insurance program, and (ii) the Old Age Security program. In addition, the Registered Retirement Savings Plan is a tax-deferred individual savings plan available to Canadian employees. Mexican employees participate in Mexico’s public retirement income system, which is based on contributions the employee, employer and the government submit to the retirement savings system. The system is administered through savings accounts managed by private fund managers selected by the participant.

Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. The Company also offers the SERP under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP will be paid out of our general funds to any employee covered by the SERP who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $245,000 (for 2022), subject to specified adjustments, and is calculated using earnings not more than $305,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months for participants hired on or before June 30, 2013, and as the highest average earnings of such employee for any 60 consecutive calendar months, for participants hired after June 30, 2013, during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the

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Other Benefits

applicable covered compensation level. The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus (i) elective deferrals not includable in the gross income of the employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance-based or STIP bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the employee prior to the severance from employment if the employee had continued in employment with Hecla, and (vi) compensation for overtime at the employee’s regular rate of pay.”

The following table shows estimated aggregate annual benefits under the Retirement Plan and the SERP payable upon retirement to a participant who retires in 2022 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels in effect on January 1, 2022.

Estimated Annual Retirement Benefits

Final Average Annual Earnings	Years of Credited Service
	5	10	15	20	25	30	35
$ 100,000	$5,089	$10,179	$15,268	$20,357	$25,446	$30,536	$35,625
150,000	9,464	18,929	28,393	37,857	47,321	56,786	66,250
200,000	13,839	27,679	41,518	55,357	69,196	83,036	96,875
250,000	18,214	36,429	54,643	72,857	91,071	109,286	127,500
300,000	22,589	45,179	67,768	90,357	112,946	135,536	158,125
350,000	26,964	53,929	80,893	107,857	134,821	161,786	188,750
400,000	31,339	62,679	94,018	125,357	156,696	188,036	219,375
450,000	35,714	71,429	107,143	142,857	178,571	214,286	250,000
500,000	40,089	80,179	120,268	160,357	200,446	240,536	280,625
550,000	44,464	88,929	133,393	177,857	222,321	266,786	311,250
600,000	48,839	97,679	146,518	195,357	244,196	293,036	341,875
650,000	53,214	106,429	159,643	212,857	266,071	319,286	372,500
700,000	57,589	115,179	172,768	230,357	287,946	345,536	403,125
750,000	61,964	123,929	185,893	247,857	309,821	371,786	433,750
800,000	66,339	132,679	199,018	265,357	331,696	398,036	464,375
850,000	70,714	141,429	212,143	282,857	353,571	424,286	495,000
900,000	75,089	150,179	225,268	300,357	375,446	450,536	525,625
950,000	79,464	158,929	238,393	317,857	397,321	476,786	556,250
1,000,000	83,839	167,679	251,518	335,357	419,196	503,036	586,875

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2022, the following NEOs have completed the indicated number of full years of credited service: Mr. Baker, 21 years; Mr. Roberts, 11 years; Mr. Lawlar, 12 years; Mr. Clary, 28 years; and Mr. Brown, 5 years.

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Other Benefits

The table below provides information on the nonqualified deferred compensation of the NEOs in 2022.

Nonqualified Deferred Compensation for 2022

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Stock At Last FYE ($)(1)

Phillips S. Baker, Jr.	—		—	—	—	9,985,560

Lauren M. Roberts	491,400	(2)		—	—	1,885,502

Russell D. Lawlar	—		—	—	—	—

Michael L. Clary	—		—	—	—	—

Robert D. Brown(3)	—		—	—	—	—
(1)

Total amount of deferred shares held under the KEDCP as of December 31, 2022. The value shown in this column is the value of the total amount of shares held in the KEDCP multiplied by our closing stock price on the NYSE on December 30, 2022 ($5.56). The number of shares so held is as follows: Baker, 1,795,964 shares; and Roberts, 339,119 shares. The total amount of shares held by Messrs. Baker and Roberts under the KEDCP is also reported in the Security Ownership of Certain Beneficial Owners and Management Table on page 82.

(2)

Mr. Roberts deferred a portion of his 2022 STIP cash award to the KEDCP (90% of $546,000 = $491,400). The deferred executive contribution cash amount is reported in the Summary Compensation Table for 2022 on page 61 as part of Mr. Roberts total 2022 compensation.

(3)	Canadian employees are not eligible to participate in our deferred compensation plan.

Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer all or a portion of their base salary, cash or equity awards earned under the LTIP and STIP, and any vested RSUs or vested PSUs granted under the 2010 Stock Plan. Deferral elections are made by the individual generally in the year prior to the beginning of the plan year for amounts to be earned or granted in the following year. Base salary, STIP and LTIP amounts deferred under the KEDCP are credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account are valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs and other common stock awarded (PSUs) under the 2010 Stock Plan and deferred by a participant are credited to a stock account. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

The KEDCP also provides for corporate matching amounts where the participants elect to have their base salary, STIP or LTIP cash awards credited to a stock account. Matching contributions are also valued based on our common stock and distributed upon a distributable event in stock. The ability to defer compensation into a company stock account promotes alignment of the interests of participants with those of our common shareholders. It also provides for corporate discretionary allocations of amounts valued based upon our common stock and credited to a stock account.

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the committee may designate from time to time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable within 75 days of the earliest to occur of the following distribution events: (i) the date on which the participant separates from service with us, with the distribution delayed for six months for certain “specified employees;” (ii) “disability” as defined in Section 409A of the Internal Revenue Code; (iii) the participant’s death; (iv) a fixed date or fixed schedule selected by the participant at the time the deferral election was made; (v) an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code; (vi) a “change in control” of the Company, as defined in regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code; and (vii) termination of the KEDCP.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our assets for the payment of any amounts under the KEDCP. Any funds that may be

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Other Benefits

invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Potential Payments Upon Termination or Change in Control

We have a change in control agreement (“CIC Agreement”) with each of our NEOs (Messrs. Baker, Roberts, Lawlar, Clary, and Brown).

The CIC Agreements provide that each of the NEOs will serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change in control of the Company (the date of such change in control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is two years from the Effective Date (except for Mr. Baker, who has a term of three years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements automatically extend for an additional year on each anniversary date of the agreements unless we give notice of nonrenewal 60 days prior to the anniversary date. Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13(d) (3) of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations) occurs; or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things, that in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those being received at the time of a change in control for the duration of the employment term under of the CIC Agreement. The CIC Agreements also provide that should an NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the CIC Agreement, the NEO would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of the annual base salary rate, the highest STIP and the prorated LTIP during the three-year period, prior to the Effective Date. For Messrs. Roberts, Lawlar, Clary, and Brown, and any other CIC Agreements entered into hereafter, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation were not possible under the terms of such plans and programs).

A NEO whose employment has terminated would not be required to seek other employment to receive the defined benefits.

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Other Benefits

The following table summarizes the circumstances under which our NEOs would receive severance benefits upon termination or a change in control.

Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

Base Salary	Mr. Baker receives three times his annual base salary. Messrs. Roberts, Lawlar, Clary, and Brown receive two times their annual base salary.	N/A	N/A	N/A	N/A

STIP	Mr. Baker receives three times the highest STIP paid in the last three years. Messrs. Roberts, Lawlar, Clary, and Brown receive two times the highest STIP paid in the last three years.	N/A	N/A	N/A	N/A

LTIP	Mr. Baker receives three times the highest LTIP paid in the last three years. Messrs. Roberts, Lawlar, Clary, and Brown receive two times the highest LTIP paid in the last three years.	Each NEO would receive a prorated portion of any LTIP plan in which the NEO was a participant. The surviving spouse or other beneficiary would receive the payment based on actual performance.	N/A	N/A	To qualify for vesting of long-term award benefits, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods based on actual performance.

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Other Benefits

Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

RSUs	All unvested RSUs will vest upon a change in control.(2)	All unvested RSUs would vest immediately as of the date of such disability or death and would be delivered to the NEO, spouse, or beneficiary.	N/A	N/A	If an employee retires before their RSUs have vested, they must meet certain requirements for their RSUs to continue to vest based on the applicable vesting schedule. To qualify for vesting of RSUs, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

PSUs	All unearned PSUs will immediately become earned and vested at 100% of target level as of the date of the change in control.(2)	The TSR performance goal would be deemed achieved at 100% of target level as of the date of such disability or death and would be delivered to the NEO, spouse, or beneficiary.	N/A	N/A	To qualify for vesting of unearned PSUs, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

Health and Welfare Benefits	Mr. Baker would receive three years of health and welfare benefits and disability and life insurance premiums would be paid for such three-year period. For Messrs. Roberts, Lawlar, Clary, and Brown the same would apply, but for two years. In addition to any earned, but unused vacation, all NEOs would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts.	Unused vacation and the 401(k) match would be deposited in their account.	N/A	N/A	Unused vacation and the 401(k) match would be deposited in their accounts.

(1)	This means an involuntary termination without cause or voluntary termination for good reason within the stated period (three or two years) after the change in control.
(2)	Our 2010 Stock Plan provides for a double-trigger vesting.

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Other Benefits

The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under the scenarios listed in the tables and should be read in conjunction with the disclosure above. The amounts shown assume that such termination was effective as of December 31, 2022 and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued, or owing under any plan for any other reason. Please see Grants of Plan-Based Awards for 2022 on page 63, Outstanding Equity Awards at Calendar Year-End for 2022 on page 65, Pension Benefits table on page 67, and the section titled Nonqualified Deferred Compensation for 2022 on page 69 for additional information. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Hecla.

Termination Payments and Benefits for Phillips S. Baker, Jr.	Termination Following a Change in Control ($)		Death or Disability ($)
Base Salary(1)	2,250,000		—
STIP(2)	4,921,875		—
Unvested RSUs(3)	1,295,658		1,295,658
Unearned PSUs(4)	1,168,590		1,168,590
LTIP	2,970,000	(5)	1,829,997	(6)
Benefits:
Health and Welfare Benefits(7)	61,350		—
Life Insurance Benefits(8)	13,166		—
Outplacement	20,000		—

Total	12,700,639		4,294,245

Termination Payments and Benefits for Lauren M. Roberts	Termination Following a Change in Control ($)		Death or Disability ($)
Base Salary(1)	840,000		—
STIP(2)	1,406,000		—
Unvested RSUs(3)	619,979		619,979
Unearned PSUs(4)	356,852		356,852
LTIP	990,000	(5)	884,997	(6)
Benefits:
Health and Welfare Benefits(7)	35,089		—
Life Insurance Benefits(8)	8,777		—
Outplacement	20,000		—

Total	4,276,697		1,861,828

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Other Benefits

Termination Payments and Benefits for Russell D. Lawlar	Termination Following a Change in Control ($)		Death or Disability ($)
Base Salary(1)	660,000		—
STIP(2)	838,200		—
Unvested RSUs(3)	361,400		361,400
Unearned PSUs(4)	240,770		240,770
LTIP	511,582	(5)	540,790	(6)
Benefits:
Health and Welfare Benefits(7)	45,986		—
Life Insurance Benefits(8)	8,777		—
Outplacement	20,000		—

Total	2,686,715		1,142,960

Termination Payments and Benefits for Michael L. Clary	Termination Following a Change in Control ($)		Death or Disability ($)
Base Salary(1)	600,000		—
STIP(2)	1,050,000		—
Unvested RSUs(3)	428,209		428,209
Unearned PSUs(4)	228,221		228,221
LTIP	507,376	(5)	532,687	(6)
Benefits:
Health and Welfare Benefits(7)	58,895		—
Life Insurance Benefits(8)	8,323		—
Outplacement	20,000		—

Total	2,901,024		1,189,117

Termination Payments and Benefits for Robert D. Brown	Termination Following a Change in Control ($)		Death or Disability ($)
Base Salary(1)	600,000		—
STIP(2)	780,000		—
Unvested RSUs(3)	386,481		386,481
Unearned PSUs(4)	218,419		218,419
LTIP	742,500	(5)	645,750	(6)
Benefits:
Health and Welfare Benefits(7)	5,406		—
Life Insurance Benefits(8)	7,033		—
Outplacement	20,000		—

Total	2,759,839		1,250,650

(1)	Represents three times annual base salary for Mr. Baker. Represents two times annual base salary for Messrs. Roberts, Lawlar, Clary, and Brown.
(2)

Represents three times the highest STIP payment paid in the last three years for Mr. Baker. Represents two times the highest STIP payment paid in the last three years to Messrs. Roberts, Lawlar, Clary, and Brown.

74    www.hecla.com

Other Benefits

(3)

In the event of a qualifying termination following a change in control, any unvested RSUs will become immediately earned and vested as of the date of the change in control termination. In the event of termination by reason of disability or death, the unvested RSUs will become immediately earned and vested as of the date of disability or death. The value is based on the closing price of Hecla’s common stock on the NYSE on December 30, 2022 ($5.56). Please see the Outstanding Equity Awards at Calendar Year-End for 2022 table on page 65 for more information.

(4)

For unearned PSUs, the values included in the table are based on the number of unearned PSUs that would have vested if termination occurred on the last business day of 2022, assuming target performance (210,178 shares for Mr. Baker, 64,182 shares for Mr. Roberts, 43,304 shares for Mr. Lawlar, 41,047 shares for Mr. Clary, and 39,284 shares for Mr. Brown, multiplied by the closing price of our common stock on the NYSE on December 30, 2022 ($5.56). In the event of a change in control, any unearned performance-based shares will become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unearned performance-based shares will become immediately earned and vested as of the date of disability or death. The totals listed in the disability and death columns are based on the number of performance-based shares that would have vested if disability or death would have occurred on the last business day of 2022 assuming target performance for each of the NEOs, multiplied by the closing price of our common stock on the NYSE on December 30, 2022 ($5.56).

(5)

Represents three times the highest LTIP payment paid in the last three years for Mr. Baker. Represents two times the highest LTIP payment paid in the last three years for Messrs. Roberts, Lawlar, Clary, and Brown.

(6)	Represents the prorated portion of outstanding LTIP plans for 2021-2023 and 2022-2024.
(7)

Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Mr. Baker under our health and welfare benefit plans for three years upon a termination following a change in control. Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Roberts, Lawlar, Clary, and Brown under our health and welfare benefit plans for two years upon a termination following a change in control.

(8)	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to each NEO.

CEO Pay Ratio

We believe our executive compensation program should be internally consistent and equitable to motivate our employees to create shareholder value. Our committee strives to design a fair and competitive compensation program that will attract, motivate, and retain employees, reward performance, and provide incentives based on our performance. As required by SEC rules, the committee reviewed a comparison of CEO pay to the pay of our “median employee.” As permitted by SEC rules we can use the same median employee in 2022 that we identified in 2021 for calculating our CEO pay ratio unless there have been changes in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. The total compensation for the median employee was calculated in the same manner as our CEO for 2022.

Below is (i) the calendar year 2022 annual total compensation of our CEO, Mr. Baker; (ii) the calendar year 2022 annual total compensation of our median employee; and (iii) the ratio of the annual total compensation of our CEO to that of our median employee.

CEO PAY RATIO
2022 CEO Annual Total Compensation	$5,239,132
2022 Median Employee Annual Total Compensation	$100,870
CEO to Median Employee Pay Ratio	52 to 1

2023 Proxy Statement    75

Other Benefits

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street
Reform
and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

			Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)			Total Shareholder Return (5) ($)	Peer Group Total Shareholder Return (6) ($)	Net (Loss) Income (millions) (7) ($)	Adjusted EBITDA Less Capital (thousands) (8) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	4,579,866	6,145,949	1,459,386	1,725,457	166.27	117.47	(37.3)	69,841
2021	3,765,100	3,177,762	915,927	305,615	155.48	135.75	35.1	169,925
2020	5,190,508	7,046,358	1,631,356	2,457,104	191.63	132.26	(9.5)	130,745
(1)
This column represents the amount of total compensation reported for Mr. Baker, our Principal Executive Officer (“PEO”), for each corresponding year in the “Total” column of the Summary Compensation Table (“total compensation”). Please refer to the Summary Compensation Table in this Proxy Statement on page 61.

(2)
This column represents the amount of “compensation actually paid” to Mr. Baker, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Baker during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Baker’s total compensation for each year to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Total for PEO (a) ($)	Reported Summary Compensation Table Value of PEO Equity Awards (b) ($)	Adjusted Value of Equity Awards (c) ($)	Reported Summary Compensation Table Change in Value of Pension Benefits (d) ($)	Pension Benefits Adjustments (e) ($)	Compensation Actually Paid to PEO ($)
2022	4,579,866	(1,205,255)	2,455,862	—	315,476	6,145,949
2021	3,765,100	(1,370,005)	1,153,661	(824,973)	453,979	3,177,762
2020	5,190,508	(937,292)	3,967,769	(1,628,345)	453,718	7,046,358
(a)
This column represents the amount of total compensation reported for Mr. Baker for each corresponding year in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement on page 61.

(b)
This column represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. Please refer to the Summary Compensation Table in this Proxy Statement on page 61.

(c)
This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table for the applicable year (a “Subject Year”). For a Subject Year, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for Mr. Baker for that Subject Year. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year: (i) the year-end
fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior calendar year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior calendar year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior calendar year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

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Other Benefits

Year	Year End Fair Value of Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($)	Adjusted Value of Equity Awards ($)
2022	1,822,337	460,994	—	172,531	—	—	2,455,862
2021	751,905	177,778	—	223,978	—	—	1,153,661
2020	2,194,058	1,851,672	—	(77,961)	—	—	3,967,769
The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date and (2) for PSU awards, a Monte Carlo simulation as of the applicable measurement date.

(d)
The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year. Please refer to the Summary Compensation Table in this Proxy Statement on page 61.

(e)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. Baker during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)
2022	315,476	—	315,476
2021	453,979	—	453,979
2020	453,718	—	453,718

(3)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Baker) in the “Total” column of the Summary Compensation Table in each applicable year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement on page 61 for the applicable year. The names of each of the NEOs (excluding Mr. Baker) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Roberts, Lawlar, Brown, Sienko and Clary; (ii) for 2021, Messrs. Roberts, Lawlar, Brown, Sienko and Hall; and (iii) for 2020, Messrs. Roberts, Lawlar, Brown, Sienko and Hall.

(4)
This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Baker), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Baker) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Baker) for each year to determine the “compensation actually paid”, using the same adjustment methodology described above in Note 2(c):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs (a) ($)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards (b) ($)	Average Non- PEO NEO Adjusted Value of Equity Awards (c) ($)	Average Reported Summary Compensation Table Change in Value of Pension Benefits for Non- PEO NEOs ($)	Pension Benefits Adjustments for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,459,386	(319,176)	561,672	(26,607)	50,182	1,725,457
2021	915,927	(302,821)	(248,745)	(130,636)	71,890	305,615
2020	1,631,356	(432,168)	1,381,713	(200,467)	76,670	2,457,104

2023 Proxy Statement

Other Benefits

(a)
This column represents the average of the amounts reported for the Company’s NEOs as a group
(excluding Mr. Baker) in the “Total” column of the Summary Compensation Table in each applicable year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement on page 61 for the applicable year.

(b)
This column represents the average of the total amounts reported for the NEOs as a group (excluding Mr. Baker) in the “Stock Awards” column in the Summary Compensation Table in each applicable year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement on page 61 for the applicable year.

(c)
This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Baker) in the “Stock Awards” column in the Summary Compensation Table in each applicable year determined using the same methodology described above in Note 2(c). For each year, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for each NEO (excluding Mr. Baker) for that year. The amounts added or subtracted to determine the adjusted average amount are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year to Non-PEO NEOs ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($)	Average Fair Value as of Vesting Date of Equity Awards Granted in the Year and Vested in the Year ($)	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($)	Adjusted Average Value of Equity Award ($)
2022	465,379	94,528	—	1,765	—	—	561,672
2021	171,652	(11,051)	—	56,886	(466,232)	—	(248,745)
2020	828,835	584,044	—	(31,166)	—	—	1,381,713

(d)
The amounts included in this column represent the average of the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for the NEOs as a group (excluding Mr. Baker) in each applicable year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement on page 61 for the applicable year.

(e)
The total pension benefit adjustments for each applicable year are the aggregate of two components, averaged for the NEOs as a group (excluding Mr. Baker) in each applicable year: (i) the actuarially determined service cost for services rendered by the applicable NEO during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)
2022	50,182	—	50,182
2021	71,890	—	71,890
2020	76,670	—	76,670

(5)
This column represents cumulative Company TSR. TSR is calculated by dividing the sum of the cumulative amount of dividends for each measurement period (2020, 2020-2021 and 2020-2022), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)	This column represents cumulative peer group TSR computed in accordance with Note 5. The peer group used for this purpose is the following published industry index: S&P 500 Gold Index.
(7)	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
Adjusted EBITDA Less Capital is calculated as net (loss) income before the following items: interest expense, income tax benefit, depreciation, depletion, and amortization expense, ramp-up
and suspension costs, loss on disposition of properties, plants, equipment and mineral interests, , foreign exchange gain, unrealized (gain) loss on derivative contracts, provisional price loss gain), provision for closed operations and environmental matters, stock-based compensation, unrealized loss on investments, adjustment of inventory to net realizable value, monetization of zinc hedges and other income (“adjusted EBITDA”) less capital expenditures at the Company’s operations.

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Other Benefits

Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed calendar year, to the Company’s performance are as follows:

•	Adjusted EBITDA Less Capital Expenditures at Operating Mines
•	TSR relative to the peer group described on page 40
Description of the Information Presented in the Pay versus Performance Table
As described in greater detail in the CD&A section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the CD&A section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the calendar year, our mix of short and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $166.27, $155.48, and $191.63 for 2020-2022, 2020-2021 and 2020, respectively. The TSR of the Company’s peer group (the S&P 500 Gold Index), assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $117.47, $135.75, and $132.26 for 2020-2022, 2020-2021 and 2020, respectively. Please see Note 5 and Note 6, above, for additional information related to the computation of Company TSR and peer group TSR, respectively.
Compensation Actually Paid and Cumulative Company TSR
The compensation actually paid to our CEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $6,145,949, $3,177,762, and $7,046,358 for 2022, 2021 and 2020, respectively. The avera
ge amount of compensation actually paid to the other NEOs as a group (excluding Mr. Baker), as computed in accordance with Item 402(v) of Regulation
S-K,
was $1,725,457, $305,615, and $2,457,104 for 2022, 2021 and 2020, respectively. The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $166.27, $155.48, and $191.63 for
2020-2022,
2020-2021 and 2020, respectively. Please see Note 5 above for additional information related to the computation of Company TSR.
Compensation Actually Paid and Company Net (Loss) Income
The compensation actually paid to our CEO, as computed in accordance with
the requirements of Item 402(v) of Regulation
S-K,
was $6,145,949, $3,177,762, and $7,046,358 for 2022, 2021 and 2020, respectively. The average amount of compensation actually paid to the other NEOs as a group (excluding Mr. Baker), as computed in accordance with Item 402(v) of Regulation
S-K,
was $1,725,457, $305,615, and $2,457,104 for 2022, 2021 and 2020, respectively. The Company’s net (loss) income, as computed in accordance with Item 402(v) of Regulation
S-K
and reflected in the Company’s audited financial statements for the applicable year, was ($37.3) million, $35.1 million and ($9.5) million for 2022, 2021 and 2020, respectively.

2023 Proxy Statement

Other Benefits

Compensation Actually Paid and Company Adjusted EBITDA Less Capital
The compensation actually paid to our CEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $6,145,949, $3,177,762, and $7,046,358 for 2022, 2021 and 2020, respectively. The average amount of compensation actually paid to the other NEOs as a group (excluding Mr. Baker), as computed in accordance with Item 402(v) of Regulation
S-K,
was $1,725,457, $305,615, and $2,457,104 for 2022, 2021 and 2020, respectively. The Company’s Adjusted EBITDA Less Capital, computed as described in Note 8 above, was $69.8 million, $169.9 million and $130.7 million, for 2022, 2021 and 2020, respectively.

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PROPOSAL 4

APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF OUR SAY-ON-PAY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act and the Dodd-Frank Act, we are required to provide shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our NEOs (commonly referred to as “Say-on-Pay”). Shareholders may indicate whether they would prefer that the Company conduct future advisory votes on executive compensation once every one, two or three years (commonly referred to as “Say-on-Frequency”).

At our 2011 and 2017 annual meetings, shareholders voted for annual Say-on-Pay advisory votes on NEO compensation. The Company has held advisory Say-on-Pay votes on the compensation of our NEOs at every subsequent annual meeting. We are required to hold a Say-on-Frequency vote every six years.

The Board has determined that an advisory vote on NEO compensation that occurs every year is the most appropriate alternative for the Company and recommends shareholders vote for that option. In determining the recommendation that shareholders vote for a frequency of every year, the Board considered that it would allow for frequent input from our shareholders on our compensation philosophy, policies, and practices. Similarly, any shareholder concerns about our NEO compensation program can be expressed through a vote without having to wait two or three years.

The vote on the frequency of Say-on-Pay is advisory only. This means that the Say-on-Frequency vote is not binding on the Company, the Board, or the Compensation Committee. The Company recognizes shareholders may have different views as to the best approach for the Company. The Board and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board may decide it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting.

The frequency option – one year, two years, or three years – that receives the most votes “FOR” of all votes cast on the proposal will be the frequency option approved by the shareholders.

Required Vote

The advisory vote on the frequency of our Say-on-Pay votes for NEO compensation requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What votes are required for the Proposals on page 88. In the event that none of the frequency options – one year, two years, or three years – receives a majority of votes cast on the proposal at the Annual Meeting, whether in person or by proxy, we will deem the frequency option that receives the most affirmative votes of all votes cast on the proposal to be the frequency option preferred by the shareholders.

You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” on the proposal.

The Board recommends that you vote for the option of “ONE YEAR” as the preferred frequency for advisory votes on the frequency of our Say-on-Pay votes on NEO compensation.

2023 Proxy Statement    81

OTHER MATTERS

Certain Relationships and Related Party Transactions

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC and NYSE rules) and certain other transactions. Pursuant to our Code of Conduct, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Governance Committee. Our Board and NEOs respond to a quarterly related party transaction questionnaire prepared by our corporate legal department. We then evaluate these quarterly reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement. In 2022, we had no related party transactions and, as of the date of this Proxy Statement, no related party transactions are proposed.

Political Contributions and Engagement

Government policy is one of the most powerful external forces affecting Hecla today. New laws and changes to existing laws can fundamentally impact the Company’s operations and the markets where we do business – and in turn, our bottom line, thereby affecting us and our employees, retirees, communities, and shareholders. It is important for government leaders to understand the impact of such actions. Because the impact of government policy is so critical to our survival and success, we participate in the political process and advocate in a responsible and constructive manner on issues that advance the Company’s goals and protect shareholder value. We are committed to the highest standard of ethical conduct in our involvement in policymaking and political process. We maintain the Hecla Mining Company Political Action Committee (“Hecla PAC”), which is a forum for our employees and directors to voluntarily contribute to a fund that supports the election of candidates to Congress that support a regulatory and legislative environment constructive to the operation and development of our mines. The Hecla PAC is organized under the provisions of the Federal Election Campaign Act of 1971, as amended. Decisions about contributions to specific federal candidates are made by members of the Hecla PAC. In total, our employees contributed approximately $27,650, and our directors $7,500 to the Hecla PAC in 2022. The Hecla PAC then contributed those funds to federal candidates, state and local parties, and associations who are advocates for the natural resources industry. We file all required Hecla PAC contribution reports with the Federal Election Commission.

Shareholder proposals to be included in next year’s Proxy Statement

We will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2024 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 13, 2023. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of shares of common stock each director and each executive officer named in the Summary Compensation Table for 2022 beneficially owned as of March 24, 2023, our record date for the Annual Meeting, as well as the number owned by all directors and executive officers as a group. On the record date, all such persons together beneficially owned an aggregate of 1.3% of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire, but has not done so.

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	Title of Class	Shares Beneficially Owned			Percent of Class
Name of Beneficial Owner		Number		Nature
Phillips S. Baker, Jr. President and CEO		3,022,163	(1)	Direct(2)
		48,373		401(k) Plan
		233,032		RSU(3)
		1,795,964		Deferred(4)
		210,178		PSU(5)

	Common	5,309,710			*
Robert D. Brown		323,134		Direct(2)
Vice President – Corporate Development & Sustainability		—		401(k) Plan
		69,511		RSU(3)
		39,284		PSU(5)

	Common	431,929			*
Michael L. Clary Sr. Vice President and CAO		64,468	(6)	Direct(2)
		4,401		401(k) Plan
		77,016		RSU(3)
		41,047		PSU(5)

	Common	186,932			*
Russell D. Lawlar Sr. Vice President and CFO		19,801		Direct(2)
		8,614		401(k) Plan
		65,000		RSU(3)
		43,304		PSU(5)

	Common	136,719			*
Lauren M. Roberts Sr. Vice President and COO		317,717		Direct(2)
		8,450		401(k) Plan
		111,507		RSU(3)
		339,119		Deferred(4)
		64,182		PSU(5)

	Common	840,975			*
Catherine J. Boggs Director		119,425		Direct(2)
		110,961		Indirect(7)

	Common	230,386			*
George R. Johnson Director		17,273		Direct(2)
		197,379		Indirect(7)

	Common	214,652			*
Stephen F. Ralbovsky Director		20,870		Direct(2)
		182,632		Indirect(7)

	Common	203,502			*
Charles B. Stanley Director		—		Direct(2)
		238,765		Indirect(7)

	Common	238,765			*
Alice Wong Director				Direct(2)
		49,287		Indirect(7)

	Common	49,287			*
All current directors, director nominees and executive officers as a group (10 individuals)	Common	7,842,857			1.3%
*	Represents beneficial ownership of less than one percent, based upon 602,191,096 shares of our common stock issued and outstanding as of March 24, 2023.
(1)	Includes 2,581,384 shares held jointly with Mr. Baker’s spouse, as to which Mr. Baker shares voting and investment power.

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Other Matters

(2)

“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.

(3)	“RSU” means restricted stock units awarded under the 2010 Stock Plan that have not vested. See footnote 1 of the Outstanding Equity Awards at Calendar Year-End for 2022 on page 65.
(4)	“Deferred Shares” means stock that has vested or been awarded but is deferred until a distributable event under the terms of the KEDCP. See Nonqualified Deferred Compensation for 2022 on page 69.
(5)	“PSUs” means performance-based equity, based on a three-year TSR. See PSUs on page 54 and Outstanding Equity Awards at Calendar Year-End for 2022 table on page 65.
(6)	Includes 7,566 shares held in trust for Mr. Clary’s minor children, as to which Mr. Clary has voting and investment power.
(7)

“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See Compensation of Non-Management Directors on page 28.

To our knowledge, as of March 24, 2023, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	56,328,352	9.4%
Common	Van Eck Associates Corporation(2) 666 Third Ave. – 9th Floor New York, NY 10017	55,225,222	9.2%
Common	BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	42,687,071	7.1%
Common	Wheaton Precious Metals Corp.(4) Suite 3500 – 1021 Hastings St. Vancouver, British Columbia V6E 0C3 Canada	34,800,989	5.8%
Common	Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Rd. Austin, TX 78746	32,853,571	5.5%
(1)

Based solely on a Schedule 13G/A filed on February 9, 2023, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has shared voting power with respect to 381,224 shares, sole dispositive power with respect to 55,398,404 shares, and shared dispositive power with respect to 929,948 shares.

(2)

Based solely on a Schedule 13G/A filed on February 14, 2023, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.

(3)

Based solely on a Schedule 13G/A filed on January 31, 2023, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 41,505,595 shares and sole dispositive power with respect to 42,687,071 shares.

(4)

On July 4, 2022, Wheaton Precious Metals Corp. (“Wheaton”) entered into a Stream Termination Agreement (the “Stream Termination Agreement”) with the Company, pursuant to which Wheaton agreed to terminate its silver streaming interest in the Keno Hill silver mine owned by Alexco Resource Corp. (“Alexco”), in connection with the acquisition of Alexco by the Company. Pursuant to the terms of the Stream Termination Agreement, the Company issued 34,800,989 shares of common stock to Wheaton Precious Metals Corp. upon the closing of the Company’s acquisition of Alexco on September 7, 2022. Wheaton filed a Schedule 13G on September 13, 2022, with the SEC. Wheaton has sole voting power and sole dispositive power with respect to the 34,800,989 shares.

(5)

Based solely on a Schedule 13G/A filed on February 10, 2023, with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 32,472,432 shares and sole dispositive power with respect to 32,853,571 shares.

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FREQUENTLY ASKED QUESTIONS

How can I attend the Annual Meeting?

Attending the Annual Meeting in Person

When: Tuesday, May 23, 2023, at 10:00 a.m. PDT Where: Eric A. Johnston Auditorium at the Northwest Museum of Arts & Culture, located at 2316 W. 1st Avenue, Spokane, Washington

This year, the Annual Meeting will be conducted in-person and virtually via live webcast. All shareholders are invited to participate either in person or online. If participating in person we look forward to seeing you in Spokane, Washington. To participate in the Annual Meeting, please arrive at the Eric A. Johnson Auditorium by 9:45 a.m. Pacific Daylight Time and present yourself at the registration desk. Shareholders wishing to vote in-person during the Annual Meeting may pick up a ballot when they check in to the Annual Meeting.

Attending the Virtual Meeting

When: Tuesday, May 23, 2023, at 10:00 a.m. PDT Where: Live webcast online at http://www.virtualshareholdermeeting.com/HL2023

If participating virtually, participants are encouraged to submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HL2023. Your attendance at the Annual Meeting does not automatically revoke a proxy previously submitted by you and we encourage shareholders to cast their votes by proxy even if they intend to participate in the Annual Meeting. Shareholders wishing to vote electronically during the Annual Meeting must follow the instructions for voting by logging in to www.virtualshareholdermeeting.com/HL2023.

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 10:00 a.m. PDT and we encourage you to access the website prior to the start time. Online access will be available beginning at 9:45 a.m. PDT.

The virtual Annual Meeting platform is fully supported across web browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the virtual Annual Meeting. Participants should also allow plenty of time to login to ensure that they can hear streaming audio prior to the start of the Annual Meeting.

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 10:00 a.m. PDT on May 19, 2023, and until 11:59 p.m. PDT on May 22, 2023, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/HL2023, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to other matters that are not pertinent to the meeting, may not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints can be sent to our Company email address at hmc-info@hecla-mining.com. We will answer your questions as soon as practical after the meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

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Frequently Asked Questions

What is a “shareholder of record”?

A shareholder of record or registered shareholder (“record owner”) is a shareholder whose ownership of Hecla stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Company. If you hold Hecla stock through a bank, broker, or other intermediary, you are not a shareholder of record. Instead, you hold your stock in “street name,” and the record owner of your shares is usually your bank, broker, or other intermediary. If you are not a record owner, please understand that Hecla does not know that you are a shareholder, or how many shares you own.

I want to attend the 2023 Annual Meeting. What procedures must I follow?

The Annual Meeting will be conducted in-person and virtually. All shareholders will be able to attend the Annual Meeting via webcast by entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials at www.virtualshareholdermeeting.com/HL2023 (“Annual Meeting Website”). If you do not have a control number, you will be able to register as a guest; however, you will not be able to vote or submit questions before or during the meeting.

No recording of the Annual Meeting is allowed, including audio and video recording.

What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.

Are there Rules of Conduct for the Annual Meeting?

Yes, the Rules of Conduct for the Annual Meeting will be available on the Annual Meeting Website on the date of the Annual Meeting, and at the place of the in-person Annual Meeting. The Rules of Conduct will provide information regarding the rules and procedures for participating in the Annual Meeting.

What is the “record date” for the Annual Meeting?

March 24, 2023

How many shares of Hecla stock are outstanding?

As of March 24, 2023, there were 602,191,096 shares of common stock outstanding and entitled to be voted. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

I understand that a “quorum” of shareholders is required for Hecla to transact business at the Annual Meeting. What constitutes a quorum?

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in-person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting.

Which Hecla shares will be entitled to vote at the Annual Meeting?

Hecla’s common stock ($0.25 par value capital stock) is the only class of security entitled to vote at the Annual Meeting. Each record owner and each shareholder who holds stock in street name at the close of business as of the record date is entitled to one vote for each share held at the meeting, or any adjournment or postponement.

How can I vote my shares?

If your shares are held in your name, you have the right to vote your shares at the Annual Meeting by following the instructions listed below. If your shares are held in a brokerage account or by another nominee, you are

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considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without participating in the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

•	Mark, sign, and date your proxy card; and
•	Return your proxy card in the enclosed postage-paid envelope.

To vote by proxy over the Internet:

•	Have your proxy card or Notice available;
•	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);
•	Follow the instructions provided; and
•	Do not mail your proxy card.

To vote by proxy by telephone:

•	Have your proxy card available;
•	Call the toll-free number listed on your proxy card (1-800-690-6903);
•	Follow the recorded instructions; and
•	Do not mail your proxy card.

To vote during the Annual Meeting:

•	Shares may be voted at the meeting by completing a ballot online during the meeting at www.virtualshareholdermeeting.com/HL2023;and
•	Shares may be voted in-person at the meeting by completing a ballot during the meeting.

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan (“401(k) Plan”) and hold shares of our common stock in your 401(k) Plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your 401(k) Plan shares. You are entitled to direct Vanguard how to vote your 401(k) Plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 18, 2023, the Hecla shares in your 401(k) Plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the 401(k) Plan.

May I change or revoke my proxy?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

•

By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices: Hecla Mining Company, Attn: Corporate Secretary, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408;

•	By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or
•	By voting online during the meeting if you are a “shareholder of record” or a “beneficial owner.”

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the 401(k) Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting your 401(k) Plan shares. If you hold your Hecla shares outside of the 401(k) Plan, you may vote those shares separately.

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Frequently Asked Questions

Will my votes be confidential?

Yes. All shareholder meeting proxies, ballots, and tabulations that identify individual shareholders are kept confidential and are not available for examination. In addition, the identity or the vote of any shareholder is not disclosed except as required by law.

What is “broker discretionary voting”?

This refers to the NYSE rule allowing brokers to vote their customers’ shares on certain “routine” matters in the Proxy Statement at the brokers’ discretion when they have not received timely voting instructions from their customers. The NYSE rules on broker discretionary voting prohibit banks, brokers, and other intermediaries from voting uninstructed shares on certain “routine” matters, including the election of directors. Therefore, if you hold your stock in street name and you do not instruct your bank, broker, or other intermediary how to vote on any proposal that is considered a “routine “ matter, no votes will be cast on your behalf with respect to such proposals. It is important that you cast your vote.

Are abstentions and broker non-votes counted as votes cast?

No. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the vote.

How can I contact Hecla’s transfer agent?

Contact our transfer agent either by writing American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, or by telephoning 1-800-937-5449.

What happens if I do not vote on a proposal on the proxy card?

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how you want your shares voted they will be voted FOR (i) the election of the nominees for Director as set forth under Election of Class I Directors; (ii) ratification of the appointment of the independent registered public accountants; (iii) approval, on an advisory basis, of our executive compensation; and (iv) approval, on an advisory basis, of the frequency of our Say-on-Pay votes for executive officer compensation (One-Year).

What is a Proxy?

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The persons you appoint to vote your shares are also called proxies. We have designated Phillips S. Baker, Jr., our President and CEO, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting. When you sign the proxy card, you appoint each of Messrs. Baker and White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card.

What Votes are Required for the Proposals?

Under NYSE rules, if your shares are held in street name and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 2 (Ratification of the Appointment of BDO USA, LLP) is a “routine” matter. Proposal 1 (Election of Class I Directors), Proposal 3 (Approval, on an advisory basis, of our named executive officer compensation), and Proposal 4 (Approval, on an advisory basis, of the frequency of our Say-on-Pay votes for named executive officer compensation) are “non-routine” matters. Accordingly, if you do not direct your broker how to vote for Proposals 1, 3, or 4, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 – Election of two Class I Directors. Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. A properly

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executed proxy card marked “AGAINST” with respect to the election of directors will have an effect on the outcome of the vote. If the votes cast “against” an incumbent director exceed the number of votes cast “FOR” the director, the director will not be elected, will remain on the board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See Majority Voting for Directors and Director Resignation Policy on page 15 for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each nominee for election as a director.

Proposal 2 – Ratify the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2023. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2023 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023.

Proposal 3 – Approval, on an Advisory Basis, of our Named Executive Officer Compensation. For more information on approval of our executive compensation see “Proposal 3 – Approval, on an Advisory Basis, of our Named Executive Officer Compensation” beginning on page 34. The advisory vote on name executive officer compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “FOR” Proposal 3 must exceed the number voted “AGAINST” Proposal 3 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

Proposal 4 – Approval, on an Advisory Basis, of the Frequency of our Say-on-Pay Votes on Named Executive Officer Compensation. For more information on approval of our advisory vote on frequency of our Say-on-Pay vote for named executive officer compensation, see “Proposal 4 – Approval, on an Advisory Basis, of the Frequency of our Say-on-Pay Votes for Named Executive Officer Compensation” beginning on page 81. Proposal 4 will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. In the event that none of the frequency options – one year, two years, or three years – receives a majority of votes cast on the proposal at the Annual Meeting, whether in-person or by proxy, we will deem the frequency option that receives the most affirmative votes of all votes cast on the proposal to be the frequency option preferred by the shareholders. Brokers will not be able to cast votes if clients do not provide voting instructions on this proposal. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the frequency of advisory votes on named executive officer compensation.

You may vote for “ONE YEAR,” TWO YEARS,” or “THREE YEARS” on the proposal.

Discretionary voting by proxies on other matters. Aside from the proposals discussed above, no other proposals have been timely submitted in accordance with our Bylaws, and we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr., and Michael B. White to vote on such matters at their discretion.

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Frequently Asked Questions

Assuming there is a proper quorum of shares represented at the Annual Meeting, how many shares are required to approve the proposals being voted upon in this Proxy Statement?

Proposal	Vote Required	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Election of Class I Directors	Majority of votes cast	No	No
Ratify the Appointment of BDO LLP	Majority of votes cast	No	Yes
Advisory Vote on Executive Compensation *	Majority of votes cast	No	No
Advisory Vote on Frequency of Say-on-Pay Votes on Named Executive Officer *	Majority of votes cast	No	No

*	Advisory and non-binding

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish the results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov/edgar, visiting our website at www.hecla.com under “Investors,” and then selecting “Annual Reports & Filings,” or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla-mining.com.

I received a Notice of Internet Availability of Proxy Materials. What does this mean?

Consistent with widespread practice and in accordance with SEC rules, Hecla is distributing proxy materials to some shareholders over the Internet by sending a Notice of Internet Availability of Proxy Materials (“Notice”) that explains how to access our Proxy Materials and vote online. If you received a Notice and would like a printed copy of the proxy materials (including the Annual Report, Proxy Statement, and a proxy card in the case of record owners, or a voting instruction form in the case of shareholders holding shares in street name), please follow the instructions included in your Notice.

I received my proxy materials in hard copy. How may I arrange to receive electronic delivery of Proxy Materials, Annual Reports, News Releases, and documents filed with the SEC?

We want to communicate with you in the way that is most convenient for you. Our Proxy Materials are available on our website at www.hecla.com. Instead of receiving paper copies of next year’s Proxy Materials by mail, you can elect to receive an email message that will provide a link to those documents online. By opting to access your Proxy Materials online, you will:

•	gain faster access to your Proxy Materials;
•	save us the cost of producing and mailing documents to you; and
•	help preserve environmental resources.

If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at www.hecla.com under “Investors,” and then selecting “Electronic Proxy Request.” If your shares are held in street name, please contact your broker, and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. You can receive a free paper or email copy of this year’s Proxy Materials by requesting prior to May 9, 2023. If you would like to request a copy of the Proxy Materials for this and/or future shareholder meetings, you may (i) visit www.proxyvote.com, (ii) call 1-800- 579-1639, or (3) send an

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email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated on your Notice) in the subject line. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we would not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports, and news releases by email. You may sign up for this service by visiting our website at www.hecla.com under “News & Media” and selecting “Subscribe.”

What is “householding” and does Hecla do this?

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution, or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, American Stock Transfer & Trust Company, either by written request or by telephone at: American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219 – Telephone: 1-800-937-5449. By contacting American Stock Transfer & Trust Company, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

Who is making this proxy solicitation and approximately how much will these solicitation activities cost?

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing, and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, South tower, Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $9,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Where can I get a copy of Hecla’s Annual Report?

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2022, and other information, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2022, without cost, by written or oral request to: Hecla Mining Company, Attention: Investor Relations, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815-9408 – Telephone: 208-769-4100.

You can also access our SEC filings, including our Annual Reports on Form 10-K, and all amendments thereto, on the SEC website at www.sec.gov/edgar or on our website at www.hecla.com under “Investors,” and then selecting “Annual Reports & Filings.”

2023 Proxy Statement    91

Frequently Asked Questions

Where can I find additional information about Hecla?

The principal executive office of our Company is located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815. Our telephone number at this address is 208-769-4100. Our common stock is traded on the NYSE under the symbol “HL.”

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov/edgar.

Our annual report for the year ended December 31, 2022, including financial statements and schedules, is included with this Proxy Statement.

We maintain a company website at www.hecla.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website.

Other than the items in the Proxy Statement, what other items of business will be addressed at the Annual Meeting?

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White Corporate Secretary

April 11, 2023

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement titled Compensation Committee Report and Audit Committee Report (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

92    www.hecla.com

APPENDIX A

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

The non-GAAP measure of free cash flow is calculated as net cash provided by operating activities (GAAP) less additions to properties, plants, equipment, and mineral interests (GAAP). Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles net cash provided by operating activities to free cash flow:

Dollars are in thousands	December 31, 2022
Net cash provided by operating activities (GAAP)	$89,890
Less: Additions to properties, plants, equipment, and mineral interests (GAAP)	(149,378)

Free cash flow[5]	$(59,488)

Reconciliation of Mine Site Cash Provided by Operating Activities (GAAP) to Mine Site Operating Cash Flow Less Capital (non-GAAP)

The non-GAAP measure of mine site operating cash flow less capital, which is a performance measure for our LTIP, is calculated as mine site cash provided by operating activities, less additions to properties, plants, equipment, and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, mine site operating cash flow less capital is useful to investors in evaluating our operating performance. The following table reconciles mine site cash provided by operating activities to mine site operating cash flow less capital:

Dollars are in thousands	December 31, 2022
Mine site cash provided by operating activities	$350,241
Additions to properties, plants equipment and mineral interests	(367,145)

Mine site operating cash flow less capital	$(16,904)

Reconciliation of Net Income (Loss) (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is calculated as net income (loss) before the following items: interest expense, income tax benefit provision, and depreciation, depletion, and amortization expense. Management believes that, when presented in conjunction with comparable GAAP measures, EBITDA is useful to investors in evaluating our operating performance. The table below presents reconciliations between the GAAP measure of net loss to the non-GAAP measure EBITDA for the years ended December 31, 2022, 2021 and 2020 (in thousands).

	Year ended December 31,
	2022	2021	2020
Net income (loss) (GAAP)	$(37,348)	$35,095	$(9,457)
Interest expense	42,793	41,945	49,569
Income tax (benefit) provision	(7,566)	(29,569)	8,199
Depreciation, depletion, and amortization	143,938	171,793	155,006

EBITDA	$141,817	$219,264	$203,317

5

Free cash flow is calculated as cash provided by operating activities (GAAP) less additions to properties, plans and equipment. Free cash flow is a measure used by management to evaluate the Company’s operating performance but should not be considered as an alternative to cash flow from operations, as that term is defined by GAAP.

2023 Proxy Statement    A-1

Appendix A

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA Less Capital (non-GAAP)

The non-GAAP measure of Adjusted EBITDA less capital for use in STIP performance measurement is calculated as net income (loss) before the following items: interest expense, income tax benefit, depreciation, depletion, and amortization expense, acquisition costs, loss (gain) on disposition of properties, plants, equipment and mineral interests, suspension costs, foreign exchange loss (gain), unrealized loss (gain) on derivative contracts, provisional price (gains) losses, provisions for closed operations expense, stock-based compensation, unrealized losses on investments, interest and other income/expense, gain on sale of investments (“adjusted EBITDA”) less capital expenditures at our operations.

The following table reconciles net loss to adjusted EBITDA less capital (in thousands):

	Year Ended December 31,
	2022	2021	2020
Net (loss) income	$(37,348)	$35,095	$(9,457)
Interest expense, net of amount capitalized	42,793	41,945	49,569
Income and mining taxes	(7,566)	(29,569)	8,199
Depreciation, depletion, and amortization	143,938	171,793	155,006

EBITDA	141,817	219,264	203,317
Ramp-up and suspension costs	24,114	23,012	24,911
Loss on disposition of properties, plants, equipment, and mineral interests	16	87	572
Foreign exchange (gain) loss	(7,211)	(417)	4,605
Unrealized (gain) loss on derivative contracts	(844)	11,903	5,578
Provisional price loss (gain)	20,839	(9,349)	(8,008)
Provision for closed operations and environmental matters	8,793	17,964	6,189
Stock-based compensation	6,012	6,081	6,458
Unrealized loss (gain) on investments	5,632	4,295	(10,272)
Adjustments of inventory to net realizable value	2,646	6,524	—
Monetization of zinc hedges	16,664	—	—
Other	(986)	(584)	(2,666)

Adjusted EBITDA[6]	(217,492)	278,780	230,684
Capital expenditures at operating mines	(147,651)	(108,855)	(99,939)

Adjusted EBITDA less capital expenditures	$69,841	$169,925	$130,745

[6]

Adjusted EBITDA is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net (loss) income or cash provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

A-2    www.hecla.com

Reconciliation of Income Applicable to Common Stockholders to Adjusted Net Income (Loss) (GAAP)

Adjusted net income and adjusted net income (loss) per share, are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

The following table reconciles adjusted net income (loss) (in thousands):

Year Endd December 31, 2022
Net loss applicable to common shareholders (GAAP)	$(37,900)
Adjusted for items below:
Derivative contracts gains	(844)
Provisional pricing losses	20,839
Unrealized losses on equity investments	5,632
Environmental accruals	2,874
Foreign exchange gain	(7,211)
Ramp-up and suspension costs	24,114
Loss on disposition of properties, plants, equipment and mineral interests	16
Adjustments of inventory to net realizable value	2,646
Monetization of Zinc Hedges	16,664
Other	939

Adjusted net income	27,769

Weighted average shares – basic	557,344
Adjusted net income (loss) per common stock (in cents)	0.05

2023 Proxy Statement    A-3

HECLA MINING COMPANY 6500 N. MINERAL DRIVE SUITE 200 COEUR D'ALENE, ID 83815-9408

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HL2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V01674-P88944                        KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HECLA MINING COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2 AND 3, AND FOR
"1 YEAR" ON PROPOSAL 4

1. ELECTION OF CLASS I DIRECTORS

Nominees:	For	Against	Abstain

1a. Phillips S. Baker, Jr.	☐	☐	☐

1b. George R. Johnson	☐	☐	☐		For	Against	Abstain

2. Proposal to ratify and approve the selection of BDO USA, LLP, as our independent auditors of the Company for the calendar year ending December 31, 2023.					☐	☐	☐

3. Advisory resolution to approve named executive officer compensation.					☐	☐	☐

				1 Year	2 Years	3 Years	Abstain

4. Advisory vote on the frequency of our say-on-pay votes for named executive officer compensation.				☐	☐	☐	☐

5. In their discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as specifed. If no specification is made, this Proxy will be voted "FOR" the election of the two nominees for Director and "FOR" the approval of Proposals 2 and 3, and FOR "1 Year" in Proposal 4. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

NOTE: The Proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V01675-P88944

HECLA MINING COMPANY

ANNUAL MEETING OF SHAREHOLDERS
May 23, 2023

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2 AND 3, AND FOR "1 YEAR" ON PROPOSAL 4

The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company's Annual Meeting of Shareholders on May 23, 2023, and any adjournments or postponements thereof, and there to vote the undersigned's shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned.

You may attend the meeting in person or via the Internet and vote electronically during the meeting. Have the information that is printed on the box marked by the arrow available and follow the instructions.

Shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote "FOR" each of the nominees for Class I director, "FOR" Proposals 2 and 3, and "1 Year" on Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side